UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2025

HOOKIPA Pharma Inc.

(Exact name of  registrant as specified in its Charter)

Delaware	001-38869	81-5395687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 72nd Floor, Suite 7240
New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +43 1 890 63 60

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HOOK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Entry into Asset Purchase Agreement

On May 21, 2025, (the “Execution Date”) HOOKIPA Pharma Inc., a Delaware corporation (the “Company”), Hookipa Biotech GmbH, the Company’s wholly owned subsidiary (“Hookipa Biotech” and together with the Company, the “Sellers”), and Gilead Sciences, Inc. (“Purchaser”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which Purchaser will (i) acquire all of the Sellers’ assets primarily related to or necessary for the conduct of the Sellers’ HB-400 program, currently in clinical development for the treatment of hepatitis B virus, and certain of the Sellers’ assets related to the Sellers’ HB-500 program, currently in clinical development for the treatment of human immunodeficiency virus and (ii) assume liabilities under contracts transferred to Purchaser under the Asset Purchase Agreement and liabilities arising out of the use, ownership, possession, operation or sale of transferred assets after the Closing (as defined below), subject to certain exceptions (collectively, the “Asset Sale”). Purchaser will not acquire, among other assets, the Phase 1b clinical trial of HB-500, any and all assets solely related to the Sellers’ other clinical and preclinical programs, including eseba-vec, HB-300 and HB-700, employee contracts, cash, accounts receivable (subject to certain exceptions), real property or equipment. The Sellers have been developing the HB-400 and HB-500 programs in collaboration with Purchaser pursuant to that certain Amended and Restated Research Collaboration and License Agreement, dated as of February 15, 2022, by and between Purchaser and Hookipa Biotech (the “Collaboration Agreement”). Pursuant to the Asset Purchase Agreement, Purchaser will pay to the Sellers an aggregate purchase price of up to $10,000,000 in cash, with $3,000,000 due to the Sellers at the closing of the Asset Sale (the “Closing”), and up to $7,000,000 due in three stages upon completion of a three-phase transfer plan (the “Transfer Plan”) for the transferred assets (the “Transfer Completion Payments”), with $3,000,000 payable upon completion of the first phase and $2,000,000 payable upon completion of each of the second and third phases.

The Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement have been approved by the board of directors of the Company (the “Board”). The Asset Purchase Agreement, the Asset Sale and other transactions contemplated by the Asset Purchase Agreement must also be approved by the Company’s stockholders as a condition to the Closing.

The Asset Purchase Agreement contains customary representations, warranties, conditions and covenants, including covenants (i) concerning the conduct of business by the Sellers prior to the Closing and (ii) prohibiting the Sellers and their representatives from soliciting, initiating, proposing, knowingly encouraging, knowingly facilitating or assisting any other acquisition proposal, subject to certain limited exceptions. The Company has agreed to use its reasonable best efforts to obtain stockholder approval of the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated thereby. In addition, the Company and Purchaser have agreed to use their commercially reasonable efforts to consummate the Asset Sale and other transactions contemplated by the Asset Purchase Agreement.

The Company will prepare and file a proxy statement (“Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) and, subject to certain exceptions, will include the Board’s recommendation that the Asset Purchase Agreement and the Asset Sale be approved by the Company’s stockholders (the “Board Recommendation”) at a special meeting of the Company’s stockholders (the “Special Meeting”). However, subject to the satisfaction of certain terms and conditions, the Company and the Board, as applicable, are permitted to take certain actions which may, as more fully described in the Asset Purchase Agreement, include changing the Board Recommendation if the Company has received an acquisition proposal that the Board has concluded in good faith is a superior proposal if, and among other things, the Board has determined in good faith after consultation with its financial advisor (if any) and legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law.

Each party’s obligation to consummate the Asset Sale is conditioned upon certain closing conditions, including the accuracy of the other party’s representations and warranties as of the Closing, subject, in certain instances, to certain materiality and other thresholds, the performance by the other party of its obligations and covenants under the Asset Purchase Agreement in all material respects, the Company obtaining the requisite stockholder approval, approval (or decision that no approval is required) of applicable Austrian or other regulatory authorities, the delivery of certain related ancillary documents by the other party and the absence of any injunction or other legal prohibitions preventing consummation of the Asset Sale. Purchaser’s obligation to consummate the Asset Sale is also conditioned upon, among other things, the absence of any action limiting or restricting Purchaser or its affiliates from owning, conducting or operating the business of Purchaser or any of its affiliates or limiting or restricting the ownership, conduct or operation of the HB-400 program, the HB-500 program or the transferred assets, the receipt of certain third party consents and no material adverse effect having occurred, or reasonably being expected to occur, on the HB-400 program, the HB-500 program, the transferred assets and the assumed liabilities, taken as a whole, or the ability of Sellers to perform their obligations under the Asset Purchase Agreement and consummate the transactions contemplated thereby, subject to certain exceptions.

Each Seller has also agreed to indemnify Purchaser from and against any losses due to breaches of the Sellers’ fundamental representations and warranties and Sellers’ covenants contained in the Asset Purchase Agreement, certain employee matters, taxes and certain other excluded liabilities, with Purchaser’s recovery for such losses associated with breaches of fundamental representations and warranties, but not losses in the case of fraud or insolvency, limited to, (i) with respect to claims asserted between the Closing and the first anniversary of Closing, the purchase price then paid or due to be paid, (ii) with respect to claims asserted following the first anniversary of Closing until the second anniversary of Closing, the lesser of (x) the purchase price then paid or due to be paid and (y) $7,000,000 and (iii) with respect to claims asserted following the second anniversary of Closing, the lesser of (x) the purchase price then paid or due to be paid and (y) $3,000,000, which Purchaser may set-off against any Transfer Completion Payments payable to the Sellers after the Closing and subject to certain specified limitations set forth in the Asset Purchase Agreement. Purchaser has agreed to indemnify the Sellers from and against any losses due to breaches of Purchaser’s fundamental representations and warranties and Purchaser’s covenants contained in the Asset Purchase Agreement and any assumed liability, with the Sellers’ recovery for such losses associated with breaches of fundamental representations and warranties limited to, (i) with respect to claims asserted between the Closing and the first anniversary of Closing, $10,000,000, (ii) with respect to claims asserted following the first anniversary of Closing until the second anniversary of Closing, $7,000,000 and (iii) with respect to claims asserted following the second anniversary of Closing, $3,000,000.

The Asset Purchase Agreement contains certain customary termination rights in favor of each of the Sellers and Purchaser, including Purchaser’s right to terminate the Asset Purchase Agreement if the Board changes the Board Recommendation or either Seller enters into an alternative acquisition agreement. In addition, the Asset Purchase Agreement may be terminated by either party if the Closing has not occurred by the six-month anniversary of the Execution Date, unless such party’s material breach of the Asset Purchase Agreement caused or resulted in the failure of the Closing to have occurred. In connection with a termination of the Asset Purchase Agreement by Purchaser under specified circumstances, including due to a change in the Board Recommendation, the Company accepting a superior proposal or either Seller entering into an alternative acquisition agreement, or as a result of certain breaches of the Company’s obligations to obtain stockholder approval and not to solicit alternative acquisition transactions (if an alternative acquisition proposal shall have become publicly known and not withdrawn prior to termination and within 12 months after such termination a Seller enters into an alternative acquisition agreement or consummates any alternative acquisition transaction), the Company will be required to reimburse Purchaser for its reasonable, documented out-of-pocket expenses, up to a maximum of $400,000, incurred in connection with the negotiation and performance of the transactions contemplated by the Asset Purchase Agreement.

The Asset Purchase Agreement has been included as an exhibit hereto solely to provide investors with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Sellers. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for the purposes of the Asset Purchase Agreement as of the dates specified therein and solely for the benefit of the parties to the Asset Purchase Agreement. In addition, the representations, warranties and covenants contained in the Asset Purchase Agreement may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Asset Purchase Agreement, including the Sellers’ representations, warranties and covenants being qualified by confidential disclosure schedules made for the purpose of allocating contractual risk among the parties as opposed to establishing such matters as facts, and may further be subject to certain standards of materiality applicable to the parties that differ from those applicable to investors. As a result, investors should not rely on the representations, warranties and covenants included in the Asset Purchase Agreement, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company and its business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the terms of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment of Gilead Collaboration Agreement

Under the Collaboration Agreement, the Company is responsible for conducting the HB-500 Phase 1b clinical trial pursuant to the HIV Development Plan (as defined in the Collaboration Agreement), which trial is currently ongoing. In connection with entering into the Asset Purchase Agreement, Hookipa Biotech and Purchaser entered into a letter agreement on the Execution Date (the “Collaboration Agreement Amendment”) pursuant to which Purchaser consented to the Company’s request to wind-down the HB-500 trial.

The foregoing description of the terms of the Collaboration Agreement Amendment is not complete and is qualified in its entirety by reference to the Collaboration Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Pursuant to the Asset Purchase Agreement, Hookipa Biotech and Purchaser agreed that the Collaboration Agreement will terminate and be of no further force and effect (other than with respect to certain agreed provisions that will survive termination) effective as of the Closing.

Additionally, the Company and the Purchaser agreed that the Amended and Restated Stock Purchase Agreement, dated as of December 20, 2023, by and between the Company and Purchaser (the “Stock Purchase Agreement”), will terminate in accordance with its terms, effective as of the Closing.

A description of the material terms of the Collaboration Agreement and the Stock Purchase Agreement is included under the caption “Item. 1 Business—Gilead Collaboration Agreement and Stock Purchase Agreement” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025, and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2025, in connection with the approval of the transactions contemplated by the Asset Purchase Agreement and the Dissolution (as defined in Item 8.01 below), the Board approved an amendment (the “Employment Agreement Amendment”) to the existing Employment Agreement (the “Employment Agreement”), dated July 22, 2024, by and between the Company’s chief executive officer, Dr. Malte Peters, and Hookipa Biotech.

Pursuant to the Employment Agreement Amendment, which will become effective upon the Closing of the Asset Sale, Dr. Peters will assume additional responsibility for liquidating Hookipa Biotech as efficiently as possible if and when the Company, as the sole shareholder of Hookipa Biotech, approves the dissolution of Hookipa Biotech (such date, the “Subsidiary Dissolution Date”). The Employment Agreement Amendment provides that, in light of consummation of the Asset Sale constituting a Change in Control within the meaning of the Employment Agreement, Dr. Peters shall become eligible for the cash severance benefits described in Sections 5.1(a)(i) of the Employment Agreement and accelerated vesting of his outstanding stock option and restricted stock unit equity incentive awards as described in Section 5.1(a)(iii) of the Employment Agreement, 50% of which is payable (or will vest and be settled, as the case may be) within 14 days following the Closing and the remainder of which will be payable (or vest and be settled) within 30 days following the date when, with certain exceptions, Hookipa Biotech’s business has been fully wound down. Pursuant to the Employment Agreement Amendment, Dr. Peters will release any claims he may have as of the Closing.

Dr. Peters will continue to receive his current base salary as of the effective date, but all incentive compensation agreements or awards for which Dr. Peters is otherwise eligible will be replaced with an incentive compensation bonus (the “Special Dissolution Success Bonus”) that is payable upon completion of the dissolution of Hookipa Biotech in an amount ranging from 150% to 75% of Dr. Peters’ current target performance bonus (55% of base salary): the Special Dissolution Success Bonus will be paid at the 150% level (€482,591) if the completion occurs within eight months following the Subsidiary Dissolution Date, and the bonus will decrease by 16⅔% per month if the completion occurs during the following three months (i.e. the bonus would be payable at 100% (€321,727) if the completion occurs during the month ending on the eleven-month anniversary of the Subsidiary Dissolution Date) and decrease by an additional 8⅓% per month thereafter, with no Special Dissolution Success Bonus payable if the dissolution is not completed by the 14-month anniversary of the Subsidiary Dissolution Date.

The term of the Employment Agreement, as amended by the Employment Agreement Amendment, will end on the 17-month anniversary of the Subsidiary Dissolution Date, unless terminated earlier by either party. Pursuant to the Employment Agreement Amendment, each of Hookipa Biotech and Dr. Peters may terminate the Employment Agreement with two months’ notice, and if prior to the 14-month anniversary of the Subsidiary Dissolution Date Hookipa Biotech terminates Dr. Peters and there is no good cause for doing so that corresponds to a reason for dismissal within the meaning of Section 27 of the Austrian Salaried Employees Act, or Dr. Peters resigns for good cause within the meaning of Section 26 of the Austrian Salaried Employees Act, Dr. Peters will be entitled to the Special Dissolution Success Bonus that would be payable upon completion of the dissolution as of the termination date.

Pursuant to the Employment Agreement Amendment, Dr. Peters will not be bound by the noncompetition and nonsolicitation provisions of the Employment Agreement in the event the Employment Agreement automatically terminates on the 17-month anniversary of the Subsidiary Dissolution Date or if the Special Dissolution Success Bonus has been earned.

The foregoing description of the Employment Agreement Amendment and the changes made to the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement Amendment, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 8.01 Other Information.

On May 20, 2025, and in connection with the approval of the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement, the Board approved the Company taking steps to effect the dissolution of the Company (the “Dissolution”). The Asset Purchase Agreement, the Asset Sale, and the Dissolution are subject to the approval of the Company’s stockholders. The Company intends to file the Proxy Statement with the SEC with respect to the Special Meeting, at which meeting the Company’s stockholders will be asked to, among other items, consider and approve the Asset Purchase Agreement, the Asset Sale, and the Dissolution.

If the Company’s stockholders approve the Asset Purchase Agreement, the Asset Sale and the Dissolution, the Company intends to file a Certificate of Dissolution (the “Certificate of Dissolution”) with the Delaware Secretary of State promptly following the completion of the Transfer Plan. Upon the Company’s filing of a Certificate of Dissolution with the Delaware Secretary of State, the Company will have three years to wind up its affairs. After filing the Certificate of Dissolution, the Board will approve a plan of distribution (the “Plan of Distribution”), which will provide for a contingency reserve to satisfy claims and authorize distributions to stockholders of any available proceeds, including from the Asset Sale, in excess thereof. The amount and timing of the distributions to stockholders will be determined by the Board in its discretion, subject to the provisions of the Plan of Distribution and the requirements of the Asset Purchase Agreement. However, there can be no assurance as to the timing and amount of distributions to the Company’s stockholders, if any, because there are many factors, some of which are outside of the Company’s control, that could affect the Company’s ability to make such distributions.

In addition, if the Company’s stockholders approve the Asset Sale and the Dissolution, Hookipa Biotech intends to file a registration of dissolution with the Austrian commercial register and wind down its business and affairs, which is expected to occur promptly following the completion of the Transfer Plan, followed by a registration of deletion at the end of the liquidation process.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which include, but are not limited to, statements regarding or implying the Company’s expectations and intentions regarding the completion or effects of the Asset Sale and the Dissolution, its intention to file the Proxy Statement for the Special Meeting to approve the Asset Sale and the Dissolution, including the recommendation of the Board that the Asset Purchase Agreement and the Dissolution be adopted by the Company’s stockholders, its expectation of filing a Certificate of Dissolution, adopting a Plan of Distribution and making distributions to stockholders and the timing thereof, the effective date of the Employment Agreement Amendment and completion of the obligations thereunder, and other statements that do not relate solely to historical or current facts. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the Asset Sale, satisfaction of closing conditions precedent to the consummation of the Asset Sale, potential delays in consummating the Asset Sale, completion of the phases of the transfer plan and receipt of the Transfer Completion Payments, the ability of the Company to timely prepare and file the Proxy Statement for the Special Meeting, the potential that the Company’s stockholders do not approve the Asset Sale or the Dissolution, the execution costs to the Company of the Asset Sale and the Plan of Distribution, the impact of these costs and other liabilities on the Company’s cash, property and other assets, the amount and timing of any liquidating distribution, the extent of contingency reserves for costs and liabilities and the expectation that the Employment Agreement Amendment will become effective. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this information statement are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

The Company intends to file the Proxy Statement, including any amendments or supplements thereto, with the SEC with respect to the Special Meeting to be held in connection with the Asset Sale and the Dissolution. Promptly after filing the definitive Proxy Statement with the SEC, the Company will mail the definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the Special Meeting to consider the Asset Sale and the Dissolution. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC IN CONNECTION WITH THE ASSET SALE AND THE DISSOLUTION, INCLUDING ANY DOCUMENT INCORPORATED BY REFERENCE THEREIN, CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOU THE PARTIES TO THE ASSET PURCHASE AGREEMENT, THE ASSET SALE, THE DISSOLUTION AND RELATED MATTERS. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Proxy Statement, if and when filed, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Asset Sale and the Dissolution at the SEC’s website (http://www.sec.gov). Copies of the definitive Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Asset Sale and the Dissolution will also be available, free of charge, on the Company’s website at www.hookipapharma.com. The Company’s stockholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant documents (when available) by directing a written request to HOOKIPA Pharma Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 72nd Floor, Suite 7240, New York, NY 10118, USA. The Company’s website address is provided as an inactive textual reference only. The information provided on, or accessible through, the Company’s website is not part of this Current Report on Form 8-K, and therefore is not incorporated herein by reference.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed “participants” in any solicitation of proxies from the Company’s stockholders with respect to the Asset Sale and the Dissolution. Information regarding the identity of the Company’s directors and executive officers, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities is contained in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 30, 2025. Information regarding subsequent changes to the holdings of the Company’s securities by the Company’s directors and executive officers can be found in filings on Forms 3, 4, and 5, which are available on the Company’s website at www.hookipapharma.com or through the SEC’s website at www.sec.gov. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy statement relating to the Asset Sale and the Dissolution if and when it is filed with the SEC. The Proxy statement, if and when filed, as well as the Company’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at the Company’s website at www.hookipapharma.com.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
2.1*	Asset Purchase Agreement, dated as of May 21, 2025, by and among HOOKIPA Pharma Inc., Hookipa Biotech GmbH and Gilead Sciences, Inc.
10.1*	Letter Agreement, dated as of May 21, 2025, by and between Hookipa Biotech GmbH and Gilead Sciences, Inc.
10.2#	Employment Agreement Amendment, dated as of May 21, 2025, by and between Hookipa Biotech GmbH and Malte Peters
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

*	Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant will furnish a supplemental copy of any omitted schedule or similar attachment to the SEC upon request.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2025	HOOKIPA Pharma Inc.

	By:	/s/ Terry Coelho
	Name:	Terry Coelho
	Title:	Executive Vice President and Chief Financial Officer

Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GILEAD SCIENCES, INC.,

HOOKIPA PHARMA Inc.

and

HOOKIPA BIOTECH GmbH

Dated as of May 21, 2025

Section 11.10	Amendments	49
Section 11.11	Severability	49
Section 11.12	Parties in Interest	49
Section 11.13	Entire Agreement	49
Section 11.14	Disclosure Schedule	49
Section 11.15	Construction	50

Exhibits and Schedules

Exhibit A	Glossary of Terms
Exhibit B	Bill of Sale
Exhibit C	Patent Assignment Agreements
Exhibit D	Standard Contractual Clauses
Schedule 2.1(a)(i)(A)	HBV Patents
Schedule 2.1(a)(i)(B)	HBV Know-How
Schedule 2.1(a)(ii)	HBV Materials
Schedule 2.1(a)(iii)	HBV Records
Schedule 2.1(a)(iv)	HBV Licenses
Schedule 2.1(a)(v)	HBV Contracts
Schedule 2.1(a)(vi)	Other HBV Transferred Assets
Schedule 2.1(b)(i)(A)	HIV Patents
Schedule 2.1(b)(i)(B)	HIV Know-How
Schedule 2.1(b)(ii)	HIV Materials
Schedule 2.1(b)(iii)	HIV Records
Schedule 2.1(b)(iv)	HIV Licenses
Schedule 2.1(b)(v)	HIV Contracts
Schedule 2.1(b)(vi)	Other HIV Transferred Assets
Schedule 2.2(j)	Other Excluded Assets
Schedule 2.7	Purchase Price Allocation
Schedule 5.1	Exceptions to Operation of the Business
Schedule 5.5(b)	Transfer Plan
Schedule 6.4(c)	Shared Contracts
Schedule 6.5	Licensed Patent Rights
Schedule 7.4(a)	Filings and Consents
Schedule 7.5(b)	Consents
Schedule 7.8	Liens
Schedule A	Knowledge of the Sellers

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 21, 2025 by and among Gilead Sciences, Inc., a Delaware corporation (“Purchaser”), Hookipa Pharma Inc., a Delaware corporation (the “Company”) and Hookipa Biotech GmbH, an Austrian corporation (“Austrian Sub” and, together with the Company, each a “Seller” and collectively, the “Sellers”). Each of Purchaser and the Sellers is referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, the Sellers own or otherwise have rights with respect to each of the HB-400 Program and the HB-500 Program (each as defined herein);

WHEREAS, Purchaser and the Austrian Sub are parties to that certain Amended and Restated Research Collaboration and License Agreement, dated February 15, 2022, as amended by that certain letter agreement related thereto, dated as of the date of this Agreement (the “Collaboration Agreement”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all (and not merely some of) the Transferred Assets (as defined herein) in a single transaction pursuant to this Agreement and not in separate transactions between either individual Seller and the Purchaser;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Contemplated Transactions, on the terms and conditions set forth in this Agreement and the Transaction Documents, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the Contemplated Transactions, (c) directed that this Agreement and the Contemplated Transactions be submitted to a vote for approval at a meeting of the Company Stockholders, and (d) recommended, subject to Section 5.4, that the Company Stockholders approve this Agreement and the Contemplated Transactions (the “Company Board Recommendation”);

WHEREAS, the managing directors (Geschäftsführer) of the Austrian Sub have determined that the Contemplated Transactions, on the terms and conditions set forth in this Agreement and the Transaction Documents, are advisable, fair to and in the best interests of the Austrian Sub (inasmuch as it is concerned); and

WHEREAS, the Company as the Austrian Sub’s sole shareholder has approved this Agreement and the Contemplated Transactions (inasmuch as the Austrian Sub is concerned).

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article 1
Definitions

Section 1.1         Definitions. Unless otherwise indicated and defined herein, capitalized words and phrases used in this Agreement shall have the meanings ascribed to them in the Glossary of Terms attached hereto as Exhibit A.

Article 2
Purchase and sale of transferred assets

Section 2.1         Purchase and Sale of the Transferred Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in consideration for the payments set forth in Section 2.5, each Seller hereby irrevocably sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and accepts from the Sellers, free and clear of all Liens, other than Permitted Liens, all of such Seller’s right, title and interest in, to and under the assets (whether held by such Seller or on such Seller’s behalf) set forth below (such sale, conveyance, assignment, transfer, delivery and purchase, the “Acquisition”, and such assets of the Sellers are collectively referred to as the “Transferred Assets”):

(a)            all assets primarily related to or necessary for the conduct of the HB-400 Program, whether tangible or intangible, and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, which shall be deemed to include the following assets of the Sellers:

(i)             the HBV Technology;

(ii)            the HBV Materials;

(iii)           the HBV Records;

(iv)           the HBV Licenses;

(v)            the HBV Contracts; and

(vi)           those assets set forth on Schedule 2.1(a)(vi);

(b)            the following assets of the Sellers with respect to the HB-500 Program:

(i)             the HIV Technology;

(ii)            the HIV Materials;

(iii)           the HIV Records;

(iv)           the HIV Licenses;

(v)            the HIV Contracts; and

(vi)           those assets set forth on Schedule 2.1(b)(vi);

(c)            all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items (other than any credits or prepaid expenses in either case related to Taxes) arising from or relating to the items set forth in clauses (a) and (b) above, including any credits or reimbursements from vendors in connection with Purchaser-funded activities under the Collaboration Agreement relating to the period prior to the Closing;

(d)            all causes of action, lawsuits, judgments, claims, counterclaims, defenses, rights of recovery, rights under express or implied warranties, rights of set off, rights of subrogation and all other rights of any kind (i) available to or being pursued by the Sellers or (ii) against any third party, in each case with respect to any of the items set forth in clauses (a) through (c) above, whether arising by way of counterclaim or otherwise, including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement of any transferred patent;

(e)            to the extent legally possible under agreements with insurers, insurance benefits, including rights and proceeds, arising from or relating to any of the items set forth in clauses (a) through (d) above prior to the Closing Date, solely to the extent relating to any Assumed Liabilities but not Excluded Liabilities;

(f)            all guarantees, warranties, indemnities and similar rights in favor of the Sellers with respect to any of the items set forth in clauses (a) through (e) above, including the benefit of and all rights to enforce the covenants, warranties, and representations under the Transferred Contracts; and

(g)           all goodwill and going concern value associated with the assets described in the foregoing clauses.

Section 2.2         Excluded Assets. The Parties acknowledge and agree that Purchaser is not acquiring any right, title or interest in, to or under any other assets, properties or rights of the Sellers other than the Transferred Assets (the “Excluded Assets”). For the avoidance of doubt, such Excluded Assets include:

(a)           any and all assets, Permits or Regulatory Documents solely related to any programs of the Sellers other than the Programs, including those programs referred to by Sellers as HB-200, HB-300 and HB-700 and any activities, including any Clinical Trial underway for such programs of either Seller;

(b)           the HIV Trial, and all INDs (or comparable Regulatory Documents) of either Seller with respect to the HB-500 Program;

(c)           any Contracts other than the Transferred Contracts, including any Contracts with employees of either Seller;

(d)           all cash, bank deposits and cash equivalents of either Seller;

(e)           all accounts receivable, other receivables and other items of working capital of the Sellers, except for (i) credits or other amounts paid to vendors in connection with Purchaser-funded activities under the Collaboration Agreement relating to the period prior to the Closing and (ii) working capital to the extent it constitutes Transferred Materials;

(f)            all real property or rights with respect to real property of either Seller;

(g)           all equipment and other fixed assets of either Seller;

(h)           all equity interests in any Person or Subsidiary;

(i)            all rights under this Agreement, any other Transaction Document or rights of the Sellers under the Collaboration Agreement, subject to Section 6.10(a); and

(j)            those assets set forth on Schedule 2.2(j).

Section 2.3         Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby, effective at the Closing, assumes and, subject to Article 9 hereof, shall pay, perform, and discharge when due, (a) the Liabilities under the Transferred Contracts arising after the Closing Date, and (b) the Liabilities arising out of the use, ownership, possession, operation, or sale of the Transferred Assets after the Closing Date, but excluding, in each event, any Liabilities arising after the Closing Date that are based on facts, circumstances or occurrences arising on or prior to the Closing Date, or relating to any breach, violation or failure to perform that occurred prior to the Closing Date (the “Assumed Liabilities”).

Section 2.4         Excluded Liabilities. The Purchaser shall not assume and shall not be responsible to pay, perform or discharge, and Seller shall retain and be responsible for, any Liabilities of either Seller of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, such Excluded Liabilities shall include (a) any and all accounts payable, accrued expenses, Taxes, employee-related Liabilities and other Liabilities existing on or prior to, or that are based on facts, circumstances or occurrences arising on or prior to, the Closing Date and (b) any compensation that may be due to inventors of any Transferred IP in connection with the Closing and any Liabilities arising in connection with any such compensation, in each case, whether before, on or after the Closing Date.

Section 2.5         Purchase Price; Closing; Closing Actions.

(a)            Purchase Price. Subject to the terms and conditions of this Agreement, including Section 5.5(c), and subject to withholding or adjustment in accordance with the terms of this Agreement, including pursuant to Section 2.7 and Article 9, the aggregate purchase price payable by or on behalf of Purchaser for the sale, transfer, and delivery of the Transferred Assets shall consist of a cash payment of up to Ten Million Dollars ($10,000,000) (the “Purchase Price”), of which (i) Three Million Dollars ($3,000,000) shall be payable to Sellers on the Closing Date in cash by wire transfer of immediately available funds to the Bank Accounts (the “Closing Payment”), (ii) (A) Three Million Dollars ($3,000,000) shall be payable upon completion of Phase 1 of the Transfer Plan as set forth under the heading “Phase Completion Table” in the Transfer Plan (the “Phase 1 Payment”), (B) Two Million Dollars ($2,000,000) shall be payable upon completion of Phase 2 of the Transfer Plan as set forth under the heading “Phase Completion Table” in the Transfer Plan (the “Phase 2 Payment”) and (C) Two Million Dollars ($2,000,000) shall be payable upon completion of Phase 3 of the Transfer Plan as set forth under the heading “Phase Completion Table” in the Transfer Plan (the “Phase 3 Payment” and together with the Phase 1 Payment, the Phase 2 Payment, collectively the “Transfer Completion Payments” and each such payment, a “Transfer Completion Payment”), in each case of clauses (A) – (C), to Sellers in cash, by wire transfer of immediately available funds to the Bank Accounts within five (5) Business Days after receipt of the Bank Accounts information from the Company and in any event no earlier than three (3) Business Days after the completion of the applicable phase of the Transfer Plan; provided that, for the avoidance of doubt, no amounts shall be payable hereunder prior to the Closing Date.

(b)            Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 (other than those conditions set forth in Article 7 and Article 8 that are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time, or date as Purchaser and the Sellers may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”. The Closing will be deemed to occur at 11:59:59 p.m. Eastern U.S. Time on the Closing Date or such other time as Purchaser and the Sellers may jointly designate.

(c)            Closing Actions. At the Closing:

(i)            the Sellers shall (A) transfer to Purchaser: (1) the Transferred Assets, free and clear of all Liens, other than Permitted Liens, and (2) the Assumed Liabilities; and (B) deliver to Purchaser each deliverable set forth in Section 7.5, in each case, other than those Transferred Assets and deliverables that pursuant to the terms of this Agreement and the transfer procedures outlined in the Transfer Plan, are to be delivered after the Closing, which such Transferred Assets shall be delivered in accordance with the Transfer Plan; and

(ii)            Purchaser shall (A) subject to Section 2.7, pay or cause to be paid to the Sellers an amount equal to the Closing Payment, in cash, by wire transfer of immediately available funds to the Bank Accounts and (B) deliver to the Sellers each deliverable set forth in Section 8.4.

Section 2.6         No Successor Liability.

(a)            No Assumption of Liabilities. Purchaser is not and shall not be deemed a successor to either Seller or any of their respective Affiliates, and Purchaser does not assume, agree to pay, discharge, or otherwise have any responsibility for any liabilities, obligations, or debts of either Seller or any of their respective Affiliates, whether absolute or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, direct or indirect, or otherwise, except as expressly set forth in this Agreement.

(b)            No De Facto Merger or Continuation. The Parties expressly acknowledge and agree that the Contemplated Transactions are not intended to and shall not be deemed to (i) constitute a de facto merger, consolidation, or continuation of either Seller or both Sellers or their respective or collective businesses with Purchaser, (ii) result in Purchaser being a mere continuation of either Seller, or (iii) impose upon Purchaser any liability based upon the doctrine of successor liability or any similar legal or equitable theory.

(c)            No Assumption of Sellers’ Obligations. Without limiting the foregoing, Purchaser shall not be liable for any claims, demands, actions, suits, proceedings, investigations, liabilities, or obligations arising out of, relating to, or in connection with either Seller’s (i) obligations to any creditor, vendor, supplier, customer, or employee except to the extent expressly assumed by Purchaser pursuant to Section 2.3 of this Agreement, (ii) Taxes of any kind, including payroll, sales, use, and income Taxes, (iii) environmental liabilities, or (iv) obligations under any contracts, leases, or agreements not expressly assumed by Purchaser pursuant to pursuant to Section 2.3 of this Agreement.

Section 2.7         Withholding; Allocation of Purchase Price.

(a)            Purchaser shall be authorized to deduct or withhold, or cause to be deducted or withheld, any Tax that it determines is required to be deducted or withheld under any provision of U.S. federal, state, local or non-U.S. Tax Law (any such Tax, a “Withholding Tax”) from any payment hereunder, and shall pay all such amounts that have been deducted or withheld to the applicable Taxing Authority, so that only the correspondingly reduced amount of payments (i.e., the full amount payable less Withholding Tax) is paid out to the applicable Seller and shall provide such Seller with proof of the Withholding Tax payment. Any amounts deducted or withheld and remitted to the appropriate Taxing Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)            The Parties agree to reasonably cooperate with one another and use reasonable efforts to mitigate or reduce Tax withholding in respect of the payments made by a Party under this Agreement, as permitted by Law. If a special procedure is required for treaty relief under any Law, a treaty relief based on a Tax treaty will only be taken into account if the applicable Seller submits any exemption certificate to Purchaser in accordance with Laws in form and substance reasonably acceptable to Purchaser on or prior to the time of the payment to such Seller.

(c)            Schedule 2.7 attached hereto sets forth the Parties’ agreed allocation of the Purchase Price among the Transferred Assets and between the Sellers (the “Purchase Price Allocation”). The Parties agree that each of the Closing Payment and the Transfer Completion Payments shall be allocated among, and paid to, the Sellers in accordance with the Purchase Price Allocation, and any other adjustment to the Purchase Price (as a result of an indemnification payment or otherwise) shall be allocated among the Transferred Assets and the Sellers as reasonably determined by Purchaser. The Parties agree to report consistent with the Purchase Price Allocation (as adjusted, if applicable) for all Tax and financial reporting purposes and shall not take any position inconsistent therewith unless required by a determination within the meaning of Section 1313(a) of the Code (or comparable provision of state, local or non-U.S. Tax Law).

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedule, the Sellers hereby represent and warrant to Purchaser that the following statements contained in this Article 3 are true and correct (provided that the Sellers do not make any such representations or warranties with respect to Purchaser’s own conduct with respect to the Programs under the Collaboration Agreement):

Section 3.1         Organizational Matters; Authority.

(a)            The Sellers (i) are duly organized, validly existing and in good standing under the laws of the jurisdiction of their formation or where they have a seat and (ii) have the power and authority to own, lease and operate their respective properties and assets, including the Transferred Assets, and to conduct their respective businesses, including the Programs. The Company is the sole direct legal and economic equityholder of Austrian Sub.

(b)            Each Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. This Agreement has been, and each other Transaction Document has been or will be, prior to the execution and delivery thereof, duly executed and delivered by each Seller and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject only to the Enforceability Exceptions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which either Seller is a party by such Seller, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of such Seller and its board of directors (or comparable governing body), and no other action or approval on the part of either Seller or the stockholders (or other equityholders) of either Seller is necessary to authorize the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Sellers or to consummate any of the Contemplated Transactions other than, in each case, the approval of the holders of a majority in voting power of the outstanding stock of the Company entitled to vote thereon pursuant to Section 271 of the DGCL (the “Company Stockholder Approval”).

Section 3.2         Non-Contravention and Consents.

(a)            Except as set forth on Section 3.2(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by the Sellers, do not, and the consummation of the Contemplated Transactions by the Sellers and the performance of this Agreement and the other Transaction Documents to which either Seller is a party by such Seller will not: (i) conflict with any of the provisions of the Charter Documents of either Seller; (ii) cause a violation by either Seller of any Law applicable to such Seller, the Programs or the Transferred Assets; or (iii) require any Consent under, require a notice under, violate or cause a breach or default under, or give rise to a right of termination, cancelation, acceleration or modification under, or result in the imposition or creation of any Lien (other than Permitted Liens) on, any Transferred Asset.

(b)            Neither Seller is required to make any filing with or to obtain any Consent or Permit from or provide any notice to any Governmental Entity in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by such Seller or the consummation by such Seller of the Contemplated Transactions except as set forth on Section 3.2(b) of the Disclosure Schedule or Schedule 7.4(a).

(c)            For purposes of this Agreement, including this Section 3.2, a Consent or Permit shall be deemed “required” to be obtained, a notice shall be deemed “required” to be given and a filing or declaration shall be deemed “required” to be made if (i) set forth on Section 3.2(a)(iii) of the Disclosure Schedule and/or (ii) the failure to obtain such Consent or Permit, give such notice or make such filing or declaration could result in the Sellers, the Programs or the Transferred Assets: (A) becoming subject to any material Liability; (B) being required to make any material payment, issue any Equity Interests or deliver anything of value; or (C) losing or forgoing any material right or benefit.

Section 3.3         Solvency.

(a)            Each Seller: (i) owns assets the fair market value of which are greater than the total amount of its Liabilities; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due; and (iv) is not, and will not become as a consequence of the Contemplated Transactions, insolvent, bankrupt, or similar (under any Law applicable to a Seller) or unable to pay its debts when and as they become due. No Legal Proceedings under insolvency, bankruptcy or similar Laws are pending or, to the Knowledge of the Sellers, threatened in writing.

(b)            Each Seller (i) has not entered into this Agreement, the other Transaction Documents, the Contemplated Transactions or any related transactions with the actual intent to hinder, delay or defraud any creditor or obligee and (ii) has received and will, in the performance of this Agreement and the other Transaction Documents, continue to receive, reasonably equivalent value in exchange for its obligations and the Contemplated Transactions. Each Seller represents and warrants that this Agreement has been negotiated in good faith and at arms’ length and that the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions do not have the intent or effect of hindering, delaying, or defrauding any creditor of such Seller.

(c)            No petition in bankruptcy has been filed by or against either Seller in the last seven (7) years, and neither Seller in the last seven (7) years has made an assignment for the benefit of creditors or taken advantage of any other insolvency laws or proceedings affecting the rights of creditors.

(d)            Neither Seller is contemplating either the filing of a petition or proceeding by it under any state, federal or foreign bankruptcy or insolvency laws, and the Sellers have no knowledge of any person contemplating the filing of any such petition or proceeding against either Seller.

(e)            At the level of Austrian Sub, the Contemplated Transactions do not constitute (i) a transfer of assets (Vermögen) or a transfer of a business (Unternehmen) within the meaning of Section 1409 of the Austrian Civil Code (Allgemeines bürgerliches Gesetzbuch) (“ABGB”) or (ii) a transfer of all assets of a company (within the meaning of Section 237 of the Austrian Stock Corporation Act (Aktiengesetz)).

Section 3.4         Litigation.

(a)            There are no, and since January 1, 2022 there have not been any (i) Legal Proceedings or (ii) investigations by any Governmental Entity pending (or, to the Knowledge of the Sellers, threatened) against either Seller (or its properties or assets), any current or former director or officer of either of the Sellers or, to the Knowledge of the Sellers, against any employee or service provider of either Seller in such individual’s capacity as such, in each case (A) that are, or would reasonably be expected to be, individually or in the aggregate, material to the Sellers, the Programs or the Transferred Assets or (B) in any way affecting or arising out of the operation of the Programs or involving any of the Transferred Assets.

(b)            Neither Seller is, and since January 1, 2022 neither Seller has been, subject to any outstanding Order, and to the Knowledge of the Sellers, no Order is, and since January 1, 2022 no Order has been, threatened to be imposed on either Seller, in each case that would be applicable to any operation of the Programs or the Transferred Assets.

Section 3.5         Taxes.

(a)            Each Seller has timely filed, with the appropriate Governmental Entities all Tax Returns for taxable periods ending on or prior to the Closing Date that are required to be filed with respect to the Transferred Assets, all items required to be included in each such Tax Return have been so included and all such Tax Returns are true, correct and complete in all material respects. Each Seller has provided to the appropriate Governmental Entity all required information and maintained all records, invoices or other documentation required to be maintained for Tax purposes in connection with the Transferred Assets, including for purposes of evidencing or justifying any Tax benefit.

(b)            All income and other material Taxes due and owing by or with respect to the Transferred Assets have been timely paid to the competent Governmental Entities regardless of whether such Taxes have been shown as due and payable on any Tax Return. There are no Liens on any Transferred Asset that arose in connection with any failure (or alleged failure) to pay any Tax (other than a statutory Lien for any Tax that is not yet due and payable).

(c)            Each Seller has, with respect to the Transferred Assets: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the time and in the manner prescribed by applicable Laws, paid over to the proper Governmental Entity (or is properly holding for such timely payment) all amounts required to be so withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly charged, collected and remitted sales, value added, and similar Taxes with respect to sales made to, purchases made by, or supplies to any Person; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding, sales, value added and any similar Taxes.

(d)            There is no dispute or Legal Proceeding concerning any income or other material Tax liability pending, in progress or threatened by any Governmental Entity against, or with respect to, the Transferred Assets that remains unpaid, and neither Seller has received written notice of any threatened audits, examinations or investigations relating to any income or other material Taxes relating to the Transferred Assets.

(e)            There are no agreements relating to the allocating or sharing of Taxes, including Tax indemnity agreements, to which either Seller is a party with respect to the Transferred Assets and there are no such agreements to which the Transferred Assets are otherwise subject to that would continue in force after the Closing Date.

(f)            None of the Transferred Assets constitutes an interest in an entity or other right under any arrangement or agreement that has ever been characterized, or properly should be characterized, as a partnership for U.S. federal, state, local or non-U.S. income Tax purposes.

(g)            None of the Transferred Assets is a “U.S. real property interest” within the meaning of Section 897 of the Code.

(h)            No Seller is or may be subject to any liability for Taxes that would or may become a liability of, or be imposed on, Purchaser or any Affiliate thereof, or to which Purchaser or any Affiliate thereof would or may be deemed a “successor”, directly or indirectly, by operation or as a matter of applicable Law, in connection with, or by reason of occurrence of, any of the transactions contemplated by this Agreement.

Section 3.6         Sufficiency of Assets.

(a)            The Transferred Assets constitute all of the (i) Patent Rights reasonably useful or necessary and (ii) Know-How and other assets necessary, in the case of each of (i) and (ii), for Purchaser to conduct and operate the HB-400 Program after the Closing in all material respects in the ordinary course consistent with past practices prior to the Closing (taking into account those activities conducted by Purchaser prior to the Closing) and in accordance with applicable Laws.

(b)            The Transferred Assets constitute all of the (i) Patent Rights reasonably useful or necessary and (ii) Know-How necessary, in the case of each of (i) and (ii), for Purchaser to conduct and operate the HB-500 Program after the Closing in all material respects in the ordinary course consistent with past practices prior to the Closing ((x) excluding the conduct and operation of the HIV Trial and (y) taking into account those activities conducted by Purchaser prior to the Closing) and in accordance with applicable Laws.

Section 3.7         Title to Assets. The Sellers, as applicable, have sole and exclusive, good, valid and marketable title to, or a valid leasehold or license interest in and valid and enforceable right to use, practice, and exploit all properties, assets and rights included in the Transferred Assets, and at Closing, Purchaser will acquire good, valid and marketable title to such properties, assets and rights included in the Transferred Assets, free and clear of all Liens, other than Permitted Liens. The Sellers, as applicable, have the authority and right to, and at the Closing, shall, sell, assign, transfer and deliver to Purchaser title to the Transferred Assets free and clear of all Liens, other than Permitted Liens.

Section 3.8         Intellectual Property and Related Matters.

(a)            Section 3.8(a) of the Disclosure Schedule contains a true, correct and complete list of all HBV Patents and HIV Patents, including all Patent Rights licensed under any Inbound License, including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the date of filing, issuance or registration, and (iv) the record owner or owners. Each item of registered or issued HBV Patent or HIV Patent listed on Section 3.8(a) of the Disclosure Schedule has been registered or issued by, or is subject to a pending application for registration or issuance with, the appropriate patent authority in the various jurisdictions noted and, except as may be noted on Section 3.8(a) of the Disclosure Schedule, such items have not been abandoned or cancelled. Each issued HBV Patent and HIV Patent (but only to the Knowledge of the Sellers with respect to any issued Patent Rights licensed under any Inbound License) is subsisting, and, to the Knowledge of the Sellers, is valid and enforceable. All (x) filing, registration, maintenance, renewal and similar fees applicable to any HBV Patents or HIV Patents (but only to the Knowledge of the Sellers with respect to the Patent Rights licensed under any Inbound License), have been timely paid and (y) documents and certificates related to any HBV Patents or HIV Patents (but only to the Knowledge of the Sellers with respect to the Patent Rights licensed under any Inbound License) have been timely filed, including timely filings and recordings of all assignments of HBV Patents and HIV Patents to properly vest legal title in the name of the respective Seller (with respect to such Patent Rights that are owned by such Seller), or in the name of the respective Third Party granting rights under an Inbound License, in each case with such relevant Governmental Entity or other relevant office or agency in the applicable jurisdictions responsible for filing, registering and maintaining such items.

(b)            No interference, opposition, reissue, reexamination, inter partes or post grant review, cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) of which any Seller has been notified in writing is pending or, to the Knowledge of the Sellers, threatened regarding any HBV Patents or HIV Patents, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any such HBV Patents or HIV Patents.

(c)            The Sellers have taken reasonable steps in compliance with industry standards to maintain, safeguard, and protect the Transferred IP and Transferred Materials and to maintain the secrecy and confidentiality of all Know-How included in the Transferred IP (including in the Transferred Materials), including protecting the Know-How within Transferred IP (as applicable) as trade secrets under applicable Laws. Without limiting the foregoing, all current and former founders, independent contractors or employees involved in the creation or development of Transferred IP owned by the Sellers, including the inventors, authors, or creators of such Transferred IP (collectively, “IP Personnel”), have been hired, employed or otherwise contracted (as applicable) for a job, work or position (as applicable) involving the development of such Transferred IP and developed such Transferred IP in the course of their hiring, employment or contracting and have signed written valid and enforceable confidentiality and invention and Intellectual Property rights assignment agreements (or such Intellectual Property rights assignments result from applicable Law) that both (i) legally vest in the Sellers exclusive ownership of all right, title and interest in and to such Transferred IP to the fullest extent permitted by Law, (ii) legally bind such IP Personnel to reasonable confidentiality obligations that protect such Transferred IP (as applicable) as trade secrets under applicable Laws for the benefit of Sellers and their Collaboration Partners with respect to the Transferred IP, and (iii) legally obligate such IP Personnel to assist in any manner necessary to prosecute, defend, and enforce such Transferred IP. The Sellers have complied with, to the extent required by Law, Contract or otherwise, the provisions of applicable patent Laws in relation to employee inventions, and have paid all due remuneration to persons entitled to any compensation under the applicable patent Laws in relation to employee inventions. To the Knowledge of the Sellers, (A) there has not been any unauthorized use, disclosure of or access to any Transferred IP, and (B) no IP Personnel (1) is in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Transferred IP, or (2) has any claim, right (whether or not currently exercisable) or interest or has alleged that they own or have any such claim, right or interest to or in any Transferred IP (including its exploitation). Following Closing no past or present director, officer, employee, independent contractor, or any other entity, including any named inventor on any HBV Patents or HIV Patents owned by the Sellers owns or will own (or has or will have any claim, or any right, whether or not currently exercisable, to any ownership interest, in or to) any Transferred IP or any claims whatsoever related thereto, nor to the Knowledge of the Sellers, would any Persons of any Collaboration Partner.

(d)           The Sellers own or have a valid and enforceable license to use all Patent Rights and Know-How necessary for or related to the operation of the Programs as conducted since January 1, 2022, and the Transferred IP constitutes all such Patent Rights and Know-How. Except as set forth in Section 3.8(d) of the Disclosure Schedule, the Transferred IP is solely owned or in-licensed, as applicable, by the Sellers free and clear of any Lien, other than Permitted Liens. To the Knowledge of the Sellers, none of the execution, delivery, or performance of this Agreement or other Transaction Documents or the consummation of the Contemplated Transactions will result in (or give any other Person the right or option to declare any) (i) restriction, termination or loss of ownership or use of any Transferred IP by Purchaser or its Affiliates, (ii) breach or default of any Transferred Contract, or (iii) release, disclosure, grant, transfer or assignment to any Person other than Purchaser of any rights, in under, or to any Transferred IP. Upon the Closing, Purchaser will acquire sole and exclusive ownership of (and good and marketable title to) all Transferred IP owned or purported to be owned, solely or jointly, by the Sellers, free and clear of any Lien other than Permitted Liens.

(e)           To the Knowledge of the Sellers, none of the operation of the Programs, the Transferred IP, or the transfer or assignment thereof under this Agreement, infringes, misappropriates or otherwise violates, nor has infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person. The Sellers have not, nor to the Knowledge of the Sellers, has any of the Collaboration Partners, received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. No Legal Proceeding has been asserted, is pending or has been threatened in writing, against either Seller, or to the Knowledge of the Sellers, such Collaboration Partners, relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f)            To the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Transferred IP. No Legal Proceeding has been asserted by either Seller or has been threatened by either Seller against any Person alleging any infringement, misappropriation or other violation of any Transferred IP. The Sellers are not subject to any Order, nor to the Knowledge of the Sellers, is any Transferred IP subject to any Order, and none of the Sellers, nor, to the Knowledge of the Sellers, any Collaboration Partners, has entered into or is a party to any agreement made in settlement of any pending or threatened litigation or other Legal Proceeding, which: (i) restricts, impairs or relates to the use or other exploitation in any manner of any Transferred IP anywhere in the world; (ii) restricts the operation of the Programs as conducted since January 1, 2022 and as currently planned to be conducted; or (iii) grants third parties any rights under Transferred IP.

(g)           Section 3.8(g) of the Disclosure Schedule contains a true, correct and complete list of all Government-Funded IP. The Sellers and, to the Knowledge of the Sellers, each Collaboration Partner with respect to any Government-Funded IP, have complied with any and all Intellectual Property disclosure, licensing and other obligations under any applicable Contract giving rise to or relating to such Government-Funded IP. Except as set forth in Section 3.8(g) of the Disclosure Schedule, no Governmental Entity or Governmental Entity-affiliated Entity, or university, college or other educational institution or research institute, has any material right, title or interest (including any “march in” or co-ownership rights) in or to any Government-Funded IP.

(h)           Except as set forth in Section 3.8(h) of the Disclosure Schedule (i) neither Seller is bound by any non-competition or similar restrictive covenant or commitment that has or could reasonably be expected to have the effect of prohibiting or impairing the use of Transferred IP or the operation of the Programs as conducted since January 1, 2022 (or as currently planned to be conducted), or the Research, Development, Manufacture or Commercialization of the Programs or any Products and (ii), there are no royalties, fees, commissions, or other amounts payable by either Seller to any other Person arising out of such Seller’s ownership, use, license, sale, or disposition of any Transferred IP, including in connection with the Research, Development, Manufacturing or Commercialization of the Programs or Products.

(i)            Following the Closing, Purchaser (i) will have and be permitted to exercise all rights that the Sellers had prior to the Closing with respect to the Transferred IP to the same extent that the Sellers would have had, and been able to exercise, had the Transaction Documents not been entered into and the Contemplated Transaction not occurred and (ii) will have and be permitted to exercise all rights under the Transferred IP, including any Patent Rights licensed pursuant to any Inbound License without the payment of any additional amounts or consideration, except for payments expressly due pursuant to the terms of any Inbound License that is a Transferred Contract with respect to such period following the Closing.

Section 3.9        Privacy and Data Security.

(a)           Since January 1, 2022, the Sellers have complied in all material respects with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information with respect to the Programs.

(b)           Each Seller represents and warrants that, except as set forth on Section 3.9(b) of the Disclosure Schedule, the transfer of any Personal Information included in the Transferred Assets does not breach, in any material respect, any applicable Privacy Laws and that, as applicable, it has informed data subjects (or, as applicable, trial sites or investigators) of the transfer and has provided the information regarding Purchaser under applicable Privacy Laws so Purchaser, to Knowledge of the Sellers, does not need to satisfy these requirements vis-à-vis data subjects of the transfer and, where appropriate, has obtained a lawful data subject’s consent to be able to transfer the personal data to Purchaser.

(c)           With respect to the Programs, since January 1, 2022, neither Seller has received written notice or any other communication of (a) any material violation or breach, or alleged material violation or breach, of applicable Privacy Laws and/or Privacy Policies, or (b) any claims against such Seller by any Person, and there is no Legal Proceeding pending or, to Knowledge of the Sellers, threatened against either Seller alleging a material violation or breach of Privacy Laws and/or Privacy Policies. In particular, each Seller represents and warrants that, since January 1, 2022, it has complied, in all material respects, with applicable requirements of the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 with respect to the Programs. Neither Seller is aware of any facts or circumstances that may reasonably be anticipated to give rise to any Order or any Legal Proceeding against the Sellers under applicable Privacy Laws with respect to the Programs.

(d)           With respect to the Programs, since January 1, 2022, to the Knowledge of the Sellers, there has been no material breach, including a material data security breach, of any of either Seller’s Systems or of either Seller’s security measures, or unauthorized acquisition, access, use or disclosure of any Protected Information or Personal Information, owned, transmitted, used, stored, received, or controlled by or on behalf of the Seller that triggered a notification obligation to any other Person.

(e)           With respect to the Programs, since January 1, 2022, neither Seller (i) is, to the Knowledge of the Sellers, under investigation by any Governmental Entity for a violation of any Privacy Laws; or (ii) has received any written notices or audit requests from a Governmental Entity relating to any such violations.

Section 3.10      Compliance; Permits.

(a)           Each Seller is and, since January 1, 2022, has been in material compliance with all Laws applicable to the Programs, and, since January 1, 2022, neither Seller has received any written notice (or, to the Knowledge of the Sellers, any other communication from any Governmental Entity) alleging any actual or suspected violation with respect to any applicable Laws with respect to the conduct or operation of the Programs or the ownership or use of any of the Transferred Assets, or been charged with any violation of any applicable Law with respect to the conduct or operation of the Programs or the ownership or use of any of the Transferred Assets.

(b)           The Transferred Assets do not include any assets licensed from a “biotechnology company of concern” under the BIOSECURE Act.

(c)           Each Seller holds, and since January 1, 2022 has held, all Permits necessary for such Seller to lawfully own, lease or otherwise hold and operate its assets and conduct the Programs in the manner in which the Programs are currently being conducted by such Seller and in accordance with applicable Laws, except where failure to hold such Permits is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Sellers. The Permits held by each Seller with respect to the Programs are (i) valid and in full force and effect and (ii) not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation, nonrenewal (and, to the Knowledge of the Sellers, no such termination, suspension, revocation or nonrenewal has been otherwise threatened), and such Seller is in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii), as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Sellers or the Programs.

(d)           Since January 1, 2022, the Sellers have Researched, Developed, and Manufactured the Products, including the HIV Vaccines and the HBV Vaccines therein in compliance in all material respects with all applicable Laws pertaining to preclinical- and clinical-stage product candidates, including cGCPs, cGLPs, and cGMPs, as relevant to the stage of development of each candidate. Neither the Sellers nor, to the Knowledge of the Sellers, any Collaboration Partners, has received any written notices or other written correspondence from any Regulatory Entity or any institutional review board or ethics committee with respect to ongoing clinical or pre-clinical studies or Clinical Trials relating to the Programs or any Product (i) placing (or threatening the initiation of any action to place) a clinical hold order on any such studies or Clinical Trials or (ii) otherwise requiring the delay, termination or suspension of such studies or Clinical Trials. Since January 1, 2022, neither the Sellers nor, to the Knowledge of the Sellers, any Collaboration Partners has received any warning letter, notice of violations, or other comparable written administrative, regulatory or enforcement notice from any Regulatory Entity relating to the Products.

(e)           The Sellers have filed (or caused to be filed) with the applicable Regulatory Entities all required Regulatory Documents and Data required therein with respect to the Products, and (i) all such filings were true, correct and complete in all material respects and in compliance with applicable Laws when filed and (ii) neither Seller has received any allegations from any such Regulatory Entity that any such filings were deficient. The Sellers have made available to Purchaser true, correct and complete copies of all Regulatory Documents with respect to the Products, including all material correspondence with and from all Regulatory Entities.

(f)            The Sellers and their respective Representatives have not, and to the Knowledge of the Sellers no Collaboration Partners has, altered, falsified or otherwise manipulated any Data generated or used in any Clinical Trials or other studies related to the Programs or the Products in any respect.

(g)           Each Seller has instituted and maintained policies and procedures reasonably designed (i) to maintain the integrity of Data generated in Clinical Trials, studies, and Manufacturing of any Product (including the HBV Vaccine or HIV Vaccine therein) by or on behalf of the Sellers and (ii) to encourage employees and contractors to report any compliance issues related thereto, and the Sellers have made available to Purchaser true, correct and complete copies or written summaries of any such reports related to the Programs or the Products.

(h)           With respect to the Programs, neither the Sellers nor any of their respective Representatives has (i) made an untrue statement of a material fact or a fraudulent statement to any Regulatory Entity, (ii) failed to disclose a material fact required to be disclosed to or any Regulatory Entity, or (iii) committed any act, made any statement or failed to make a statement to any Regulatory Entity, in each such case, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy.

(i)            With respect to the Programs, neither Seller, nor to the Knowledge of the Sellers any Representative of the Sellers, has been: (i) debarred under 21 U.S.C. § 335a or any similar applicable Law; (ii) excluded under 42 U.S.C. §§ 1320a-7 or 1320a-7a or any similar applicable Law, including persons identified on the HHS/OIG List of Excluded Individuals/Entities; (iii) suspended or otherwise declared ineligible for healthcare program participation, including persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs; (iv) convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment, exclusion or suspension as described in the foregoing clauses (i), (ii) or (iii); (v) declared ineligible for awards of contracts by any U.S. or non-U.S. federal, state, provincial or other agency; (vi) disqualified as a clinical investigator by any Regulatory Entity; or (vii) convicted of any offense related to any healthcare program.

(j)            Neither Seller is a party to or has any ongoing reporting obligations pursuant to or under any order by any applicable Governmental Entity (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreements) relating to either Program or any of the Transferred Assets and, to the Knowledge of the Sellers, no such order is currently proposed or pending. Neither the Sellers, nor any director, officer or employee of either Seller or to the Knowledge of the Sellers, any representative or agent of either Seller, is subject to any investigation by any Governmental Entity or any enforcement, regulatory or administrative proceeding relating to or arising under any other Law relating to either Program or any of the Transferred Assets, and, to the Knowledge of the Sellers, no such investigation or enforcement, regulatory or administrative proceeding has been threatened.

Section 3.11      Sanctions; Anti-Corruption.

(a)           None of the Sellers, or any of their respective directors, managers, officers, employees, partners, stockholders or, to the Knowledge of the Sellers, any other Person acting on behalf of any of them, is (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaged in any unlawful dealings with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Sanctions Laws that such persons are or have been subject to. Each Seller has complied with and taken appropriate steps to enforce customary “know-your-customer” and anti-money laundering programs and reporting procedures and other policies and procedures that are reasonably designed to prevent, detect and deter violations of applicable Laws, including Sanctions Laws, Laws relating to the prevention of corruption and bribery, and Laws relating to the prohibition of money laundering, and has not received from any Governmental Entity or any other Person any notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Sanctions Laws in connection with the Programs.

(b)           None of the Sellers, nor any of their respective officers, directors, employees, agents, Representatives or consultants, and no other Person associated with or acting for or on behalf of the Sellers, has, directly or, to the Knowledge of the Sellers, indirectly, in connection with the conduct of the Programs:

(i)            made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign or any official of such party or campaign; (B) inducing such Foreign Government Official, candidate, party or campaign, or any official of such party or campaign, to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage;

(ii)           paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii)          made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv)          established or maintained any unlawful fund of corporate monies or other properties;

(v)           created or caused the creation of any false or inaccurate books and records of either Seller related to any of the foregoing; or

(vi)          materially violated any provision of any applicable anti-corruption or anti-bribery law or similar Law.

Section 3.12      Brokers’ and Finders’ Fees. Neither Seller has incurred, or shall incur, directly or indirectly, any Liability for any brokerage or finder’s fee, agent’s commission, or any similar charge in connection with this Agreement, any other Transaction Document or any Contemplated Transaction. Purchaser shall not be liable for any such fee, commission or similar charge.

Section 3.13      Absence of Certain Changes.

(a)            From January 1, 2025 through the Closing Date, there has not been any Material Adverse Effect.

(b)            Except in the performance of the Collaboration Agreement, since January 1, 2025, the Sellers have not undertaken any action that would require consent of Purchaser pursuant to Section 5.1.

Section 3.14      Material Contracts.

(a)            Section 3.14(a) of the Disclosure Schedule lists, as of the date of this Agreement, each Transferred Contract:

(i)            (A) that includes (1) any “most favored nations” terms or conditions, including with respect to pricing, (2) exclusivity obligations or limitations on the freedom or right of such Seller to sell, distribute or manufacture any products or services for, or to purchase products or services from, another Person, or (3) any rights of first refusal, rights of first negotiation or similar obligations or restrictions, including such rights, obligations or restrictions which provide any right of first negotiation or refusal or similar right to purchase, lease, sublease, license, sublicense, use, possess or occupy any securities, assets (including Intellectual Property) or other interest of either Seller, except non-exclusive rights or licenses of Intellectual Property granted by a Seller in the ordinary course of business consistent with past practice, (B) containing any provision or covenant that limits, or purports to limit, the ability of either Seller (or that, after the Closing, would purport to limit the ability of Purchaser or any of its Affiliates) to engage in any line of business (whether generally or in any geographic area) or compete with any Person or in any line of business or geographic area, or (C) with any sole source supplier of any product or service that is used in, useful for, or otherwise related to the Programs;

(ii)           that is an Inbound License or Outbound License;

(iii)          with a Governmental Entity, except for non-disclosure agreements entered into in the ordinary course of business;

(iv)          providing for or governing any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement, or pertaining to the formation, creation, operation, management or control thereof (other than such relationships with Purchaser or any of its Affiliates);

(v)           that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of development, regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of either Seller;

(vi)          that is a settlement, conciliation or similar Contract with or approved by any Governmental Entity (A) pursuant to which either Seller will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on either Seller’s conduct (other than customary confidentiality obligations); or

(vii)         that is used in support of Manufacturing Transferred Materials, including any contract manufacturing agreement, or similar agreement.

(b)           Each Transferred Contract of the type described above in this Section 3.14, whether or not set forth in Section 3.14(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.” All of the Transferred Contracts are (i) valid and binding on the Seller party thereto, and, to the Knowledge of the Sellers, each other party thereto, and (ii) in full force and effect and enforceable against the Seller party thereto and, to the Knowledge of the Sellers, each other party thereto in accordance with their terms, subject only to the Enforceability Exceptions. As of the date hereof, neither Seller, and to the Knowledge of the Sellers, none of the other parties thereto, has violated or breached any provision of any Transferred Contract or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Transferred Contract, and no other event, circumstance or condition exists which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Transferred Contract, and neither Seller has delivered or received written notice of any of the foregoing. Neither Seller has delivered or received written notice of any intent to terminate, not renew or seek renegotiation of or a reversion of any rights under any Transferred Contract. Neither Seller has waived any material rights under any Transferred Contract. There are no Outbound Licenses related to the HB-500 Program. The Sellers have made available to Purchaser complete and correct copies of all Transferred Contracts in effect as of the date hereof.

Section 3.15      Transactions with Related Parties. All transactions and agreements entered into by the Sellers with any Related Party (including the Collaboration Agreement and the Transaction Documents) have been (or, with respect to the Transaction Documents to be entered into after the date of this Agreement, will have been) made on arms’-length terms and conditions, which do not deviate from what would have been agreed between independent parties. No Related Party has or has had any interest in any material asset used in, useful for, or otherwise related to the Programs.

Section 3.16      Fair Market Value. Each Seller represents and warrants that the Purchase Price contemplated to be received by such Seller in connection with the Contemplated Transactions and the other consideration provided for in this Agreement constitutes fair market value for the Transferred Assets of such Seller as determined by such Seller in good faith and through an arm’s-length negotiation. Each Seller further represents that it is not selling the Transferred Assets for less than reasonably equivalent value and that the Contemplated Transactions are being entered into in good faith and without intent to hinder, delay, or defraud any creditor.

Section 3.17      Use of Proceeds. Each Seller represents and warrants that it will use the Purchase Price to satisfy its obligations as they become due in the ordinary course of business and not for any purpose intended to hinder, delay, or defraud creditors.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, to and for the benefit of the Sellers, that, as of the date hereof and the Closing Date, the following statements contained in this Article 4 are true, correct and complete:

Section 4.1        Standing; Authority and Due Execution.

(a)           Purchaser is corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser does not meet the criteria of a “Covered Person” as defined in 28 C.F.R. Part 202.

(b)           Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the performance of its obligations hereunder and the other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery, and performance of this Agreement and such other Transaction Documents by Purchaser or to consummate the Contemplated Transactions.

(c)           This Agreement has been, and, upon execution and delivery, each other Transaction Document to which Purchaser is a party shall be, duly executed and delivered by Purchaser and, assuming due execution and delivery by the other parties hereto and thereto, constitutes, or upon execution and delivery shall constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the Enforceability Exceptions.

Section 4.2        Non-Contravention. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party, do not, and the consummation of the Contemplated Transactions by Purchaser and the performance of this Agreement and the other Transaction Documents to which Purchaser is a party by Purchaser will not, (a) conflict with or violate Purchaser’s Charter Documents or (b) assuming the making of all required filings and notifications under any applicable Law, and assuming the receipt of all clearances, approvals, authorizations, or waiting period expirations or terminations under each applicable Law, conflict with or violate any Laws applicable to Purchaser, except, in the case of each of clauses (a) and (b), as would not have a material adverse effect on Purchaser’s ability to consummate the Contemplated Transactions, and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 4.3        Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to pay the Purchase Price and to consummate the Contemplated Transactions.

Section 4.4        Brokers’ and Finders’ Fees. Purchaser has not incurred, nor shall it incur, directly or indirectly, any Liability for any brokerage or finder’s fee, agent’s commission or any similar charge in connection with this Agreement, any other Transaction Document, or the Contemplated Transactions.

Article 5
CERTAIN COVENANTS OF THE SELLER

Section 5.1        Operation of the Business. From the date of this Agreement until the Closing, except (x) as contemplated by this Agreement or as required by applicable Law, (y) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Schedule 5.1:

(a)            each Seller shall use commercially reasonable efforts to (i) conduct the Programs in the ordinary course of business consistent with past practices; (ii) preserve intact its material assets, properties, Contracts, and licenses and business organization relating to the Programs, Products and Transferred Assets and to preserve satisfactory business relationships with licensors, licensees, lessors, vendors, Governmental Entities and others having material business dealings relating to the Programs, Products or the Transferred Assets; (iii) maintain insurance covering the Programs, Products and Transferred Assets reasonably comparable to that in effect on the date hereof; (iv) maintain its records in accordance with past practice; (v) preserve and maintain in effect all Permits necessary to operate the Programs as currently conducted or for the ownership and use of the Transferred Assets; (vi) maintain the assets included in the Transferred Assets in the same condition as they were on the date of this Agreement; (vii) pay the debts, Taxes and other Liabilities relating to the Programs, the Products and the Transferred Assets when due; and (viii) comply with all Law and Contracts applicable to the Programs, the Products and the Transferred Assets and the Assumed Liabilities, including timely performing in all respects the obligations under each such Contract (provided, however, that no action by either Seller with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision); and

(b)           each Seller shall not:

(i)            amend or otherwise change (including by merger, consolidation, conversion or otherwise) its Charter Documents to the extent such amendment or change would prevent, impede or delay the consummation of the Contemplated Transactions by this Agreement or otherwise have a Material Adverse Effect;

(ii)           sell, assign, transfer, lease, license, pledge, dispose of, permit to lapse or otherwise encumber any of the Transferred Assets or any rights thereto;

(iii)          (A) enter into any new Contract that would constitute a Material Contract if entered into prior to the date hereof, or terminate, modify, waive, renew, allow to expire or amend any Material Contract or (B) terminate, modify, waive, renew, allow to expire or amend any Transferred Contract;

(iv)          enter into any new Contract (A) that would reasonably be expected to have a Material Adverse Effect, (B) under which any Seller agrees to develop or create any technology, products or services for or related to the Programs or establishes with any Third Party a joint venture, strategic relationship or partnership to develop or create any technology, products or services for or related to the Programs; or (C) pursuant to which any Person (other than Purchaser and its Affiliates) is granted, or that otherwise subjects any Seller, Purchaser or any of Purchaser’s Affiliates to, (1) any covenants or provisions restricting competition or prohibiting any of them from freely operating the Programs or otherwise restricting the conduct of the Programs or use of the Transferred Assets in any market, geographic area or other jurisdiction, (2) any “most favored nation” or “best pricing” terms or any type of exclusivity, special discount, right of first refusal, first notice or first negotiation with respect to any of the Transferred Assets or technology, products or services for or related to the Programs or (3) any license, sublicense, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property or technology included in the Transferred Assets or primarily used or held for use in connection with the Programs;

(v)           institute or permit any material change in the operation of the Programs (except for such operations conducted by or on behalf of Purchaser);

(vi)          make any material change in its methods of accounting or accounting principles or practices used in connection with the Programs, including with respect to reserves;

(vii)         commence, negotiate, settle, pay, discharge or satisfy any Legal Proceeding relating to, or which may impact, the Programs or any of the Transferred Assets or the Assumed Liabilities;

(viii)        to the extent related to the Programs, the Transferred Assets or the Assumed Liabilities, settle or compromise any Legal Proceeding in respect of a material amount or type of Tax; make, change or revoke any Tax election; change, in any material respect, any method of accounting for Tax purposes; settle or compromise any Legal Proceeding in respect of a material amount or type of Tax; enter into any Contract in respect of a material amount or type of Tax with any Governmental Entity; or amend any Tax Return that would result in any material increase in the Liability for Taxes of Purchaser, its Affiliates or the Sellers;

(ix)          acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization, in each case if such transaction would reasonably be expected to have a material adverse effect on the Programs or any of the Transferred Assets or the Assumed Liabilities;

(x)           become liable for any guarantee with respect to the Programs, Products or Transferred Assets or incur any material Liabilities involving the Programs other than (A) in the ordinary course of business consistent with past practice in amounts and of a type consistent with recent historical experience or (B) the monetary value of which with respect to any individual matter (or group or series of related matters) does not exceed $100,000;

(xi)          terminate or close any facility or operation used in the operation of the Programs;

(xii)         cancel, compromise, waive or release any material right or claim related to the Programs, Products, Transferred Assets or the Assumed Liabilities;

(xiii)        take any steps to or otherwise (A) opt-in any Patent Rights within Transferred IP or, or (B) apply to convert to any Patent Rights within Transferred IP to a Unitary Patent, in each of (A) or (B), without Purchaser’s prior written consent; or

(xiv)        agree to do any of the foregoing;

provided, however, that nothing contained herein shall give to Purchaser, directly or indirectly, the right to control or direct the operations of the Sellers prior to the Closing Date or restrict the right of the Sellers to dispose of the Excluded Assets. Prior to the Closing Date, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their operations and the Programs in the ordinary course of business consistent with past practice. For the avoidance of doubt, the foregoing two sentences shall not be deemed to limit Purchaser’s rights under the Collaboration Agreement.

Section 5.2        Confidentiality.

(a)            Confidentiality.

(i)            From and after the date of this Agreement each Seller shall, and shall cause its respective Affiliates and Representatives to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement (including Section 5.1(b)) or any other Transaction Documents or the Collaboration Agreement; provided, however, that the Sellers shall not make any disclosure permitted by Section 12.6 of the Collaboration Agreement, notwithstanding that such disclosure may be permitted thereunder. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 5.2(a) shall not extend to any Confidential Information that:

(A)           is or hereafter becomes publicly available by public use, publication (including by a Third Party), general knowledge or the like through no wrongful act, fault or negligence on the part of any Seller in breach of this Agreement;

(B)            is subsequently received by the Sellers from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

(C)            can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Sellers after the Closing without reference to the Confidential Information.

(ii)           Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information that is publicly available or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered publicly available or in the possession of the receiving Party merely because individual elements of such Confidential Information are publicly available or in the possession of the receiving Party unless the combination and its principles are publicly available or in the possession of the receiving Party.

(b)           Permitted Disclosures. Each Seller may disclose Confidential Information to the extent that such disclosure is:

(i)            made in response to a valid order of a court of competent jurisdiction or other Governmental Entity of competent jurisdiction or, if in the reasonable opinion of such Seller’s outside legal counsel, such disclosure is otherwise required by applicable Law; provided, however, that to the extent practicable and not otherwise prohibited by applicable Law, the Company shall first have given notice to Purchaser and given Purchaser (A) a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that such Confidential Information be held in confidence by such court or other Governmental Entity or, if disclosed, be used only for the purposes for which the order was issued and (B) a right to review and comment upon such disclosure, which comments shall be considered in good faith by such Seller; and provided further that the Confidential Information so disclosed shall be limited to that information which is legally required to be disclosed in response to such order or Law; or

(ii)           made in accordance with Section 6.2.

Section 5.3        Preparation of Proxy Statement; Company Stockholder Meeting.

(a)           The Company, in consultation with Purchaser, shall prepare and file with the SEC as promptly as practicable and in any event within twenty (20) Business Days after the date of this Agreement, the Proxy Statement in preliminary form. Prior to filing the Proxy Statement (or any preliminary version thereof), the Company shall provide Purchaser and its counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting, and the Company shall give due consideration to, in good faith all reasonable additions, deletions, or changes thereto suggested by Purchaser and its counsel. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Parties shall reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.3(a), including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. The Company shall (i) notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, (ii) promptly supply Purchaser with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, (iii) provide Purchaser and its outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement), and (iv) otherwise reasonably and in good faith cooperate with Purchaser and its outside counsel with respect to any comments of the SEC. The Company shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall ensure that none of the information supplied by either Seller for inclusion in the Proxy Statement will, at the date of mailing to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser shall ensure that none of the information supplied by the Purchaser for inclusion in the Proxy Statement will, at the date of mailing to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to receipt of the Company Stockholders Approval, the Company or Purchaser becomes aware that there has occurred any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company (together with the assistance of Purchaser as necessary) shall promptly prepare, cause to be filed with the SEC and mail to its stockholders such an amendment or supplement. The Company shall, as promptly as reasonably practicable and permitted by applicable Law following confirmation from the SEC that it will not review, or has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (such date, the “SEC Clearance Date”), (A) establish a record date in compliance with the DGCL, the Company’s Charter Documents and Section 5.3(c), (B) file the definitive Proxy Statement and related proxy materials with the SEC and (C) thereafter promptly commence mailing the Proxy Statement to the Company Stockholders. Subject to the terms and conditions of this Agreement, (x) the Proxy Statement shall include the Company Board Recommendation, and (y) the Company shall use reasonable best efforts to obtain the Company Stockholder Approval. The Company shall be responsible for 100% of its fees, costs and expenses (including all filing, printing and mailing expenses) associated with the Proxy Statement.

(b)           Subject to Section 5.3(a), the Company shall take all necessary actions, including in accordance with applicable Law, the Charter Documents of the Company and the rules of the NASDAQ, to duly call, give notice of, convene and hold a meeting of Company Stockholders (including any adjournment, recess, reconvening or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC Clearance Date. The Company shall not postpone or adjourn the Company Stockholders Meeting, except in consultation with Purchaser and to the extent advised by counsel to be necessary to comply with Law. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Stockholders Meeting if the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, (ii) as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (B) there will be an insufficient number of proxies to obtain the Company Stockholder Approval or any other matter to be voted upon at the Company Stockholders Meeting, or (iii) such adjournment, recess, reconvening or postponement is required by applicable Law or a court or other Governmental Entity of competent jurisdiction in connection with any Legal Proceeding in connection with this Agreement or the Contemplated Transactions or has been requested in writing by the SEC or its staff. The Company shall keep Purchaser updated with reasonable frequency and at Purchaser’s request with respect to proxy solicitation results with respect to the Company Stockholder Approval.

(c)           In accordance with the Charter Documents of the Company and applicable Law, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each Series A Stockholder at its last address as it shall appear upon the stock books of the Company, at least twenty (20) days prior to the record date for purposes of the Company Stockholders Meeting, a notice stating the date on which a record is to be taken with respect thereto.

(d)           At least twenty (20) days prior to the anticipated Closing Date, the Company shall deliver, in form and substance reasonably acceptable to Purchaser and in compliance with the Charter Documents of the Company and applicable Law, written notice to all Series A Stockholders of the anticipated Closing (the “Series A Notice”).

Section 5.4        No Solicitation by the Company.

(a)           Promptly following the date of this Agreement, the Sellers shall, with respect to any Person that entered into a confidentiality agreement in connection with an Acquisition Proposal at any time within the twelve month period immediately preceding the date of this Agreement (other than Purchaser and its Affiliates and except to the extent solely related to a Non-Conflicting Transaction), (i) request in writing the prompt return or destruction of all non-public information concerning the Sellers or the Programs furnished to any such Person, (ii) cease providing any further information with respect to the Sellers, the Program or any Acquisition Proposal to any such Person or its Representatives and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or any other diligence access).

(b)           Except as provided in this Section 5.4, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Closing, the Sellers and their employees, officers and directors shall not, and shall direct and use reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) solicit, initiate, propose, knowingly encourage, knowingly facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Purchaser, its Affiliates and their respective Representatives) any non-public information relating to the Sellers or the Programs or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Sellers or the Programs, in any such case with the intent to solicit or induce the making, submission or announcement of, or to encourage or facilitate, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons that the provisions contained in this Section 5.4 prohibit such discussions); (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, purchase agreement or other Contract relating to an Acquisition Transaction (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) resolve or agree to do any of the foregoing. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Closing, the Company shall cease, and shall cause to be terminated any and all discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.4(b). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Closing, each Seller (A) shall not terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it is or becomes a party, and (B) shall use reasonable best efforts to enforce any such agreement, in each case, unless the Company Board determines in good faith, on the advice of the Company’s legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board pursuant to applicable Law, in which event the Company may take the actions described in these clauses (A) and (B) solely to the extent necessary to permit a third party to make an Acquisition Proposal or in order not to breach the fiduciary duties of the Company Board pursuant to applicable Law.

(c)           Notwithstanding anything to the contrary set forth in this Section 5.4, from the date of this Agreement until the Company’s receipt of the Company Stockholder Approval, if (i) the Company Board has determined in good faith (after consultation with its financial advisor, if any, and legal counsel) that an Acquisition Proposal that did not result from any breach of Section 5.4(b) either (x) constitutes a Superior Proposal or (y) is reasonably likely to lead to a Superior Proposal, (ii) the Company Board has determined in good faith (after consultation with its legal counsel) that the failure to take the actions contemplated by this Section 5.4(c) would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law, (iii) the Company has provided Purchaser with a copy of such Acquisition Proposal, and (iv) the Company has provided 24 hours prior notice to Purchaser of its intention to furnish information to, negotiate with or otherwise engage in discussions with any Person involving such Acquisition Proposal, the Company may, directly or indirectly: (A) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to the Person making such a bona fide written Acquisition Proposal (and its Representatives and financing sources) non-public information relating to the Sellers or the Programs and afford to such Person (and such Person’s Representatives and financing sources) access to the business, properties, assets, books, records or other non-public information, or to personnel, of the Sellers; provided, however, that the Company shall concurrently provide to Purchaser, or provide Purchaser access to, any such non-public information concerning the Sellers or the Programs that is provided to any such Person or its Representatives that was not previously provided to Purchaser or its Representatives; and (B) participate or engage in discussions or negotiations with such Person (and their Representatives and financing sources) with respect to such bona fide written Acquisition Proposal.

(d)           Except as provided by Section 5.4(e), at no time after the date hereof may the Company Board:

(i)            withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Purchaser;

(ii)           adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal;

(iii)          after public announcement of any Acquisition Proposal, fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Purchaser so requests in writing;

(iv)          take any formal action or make any recommendation or public statement in connection with any tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to publicly recommend against any tender or exchange offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act;

(v)           fail to include the Company Board Recommendation in the Proxy Statement; or

(vi)          approve or recommend, or declare advisable or propose to enter into, or cause or permit the Sellers to enter into an Alternative Acquisition Agreement (any action described in clauses (i) through (vi), a “Board Recommendation Change”);

provided, however, that, for the avoidance of doubt, none of (x) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, (y) the delivery by the Company to Purchaser of any notice contemplated by Section 5.4(e) or Section 5.4(g) or (z) the taking of any action in respect of a Non-Conflicting Transaction, will constitute a Board Recommendation Change.

(e)            Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval:

(i)            if the Company has received an Acquisition Proposal that did not arise from a material breach of the obligations set forth in this Section 5.4 that the Company Board has concluded in good faith (following the receipt of advice from its financial advisor, if any, and legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 10.1(e) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if, prior to taking either such action:

(A)           the Company Board determines in good faith (following the receipt of advice from its financial advisor, if any, and legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)            the Sellers have not breached this Section 5.4 with respect to such Acquisition Proposal;

(C)            the Company has provided written notice to Purchaser at least three (3) Business Days in advance (the period from such date until the date a Board Recommendation Change is effected, the “Notice Period”) to the effect that the Company Board, has (1) received an Acquisition Proposal that has not been withdrawn, and specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal) and providing copies of the most recent versions of all proposed agreements relating to such proposal; and (2) it intends to take such action following the expiration of the Notice Period as provided below; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 5.4(e)(i)(C) with respect to such new written notice;

(D)            prior to effecting such Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have negotiated with Purchaser and its Representatives in good faith (to the extent that Purchaser requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement; and

(E)            after considering the terms of this Agreement and any binding written proposals made by Purchaser to amend the terms hereof, if any, prior to the expiration of the Notice Period (to the extent such proposal has not been withdrawn by Purchaser as of the time of determination), the Company Board determines in good faith (following the receipt of advice from its financial advisor, if any, and legal counsel) that (i) the Acquisition Proposal continues to be a Superior Proposal (after giving effect to any such written proposals made by Purchaser) and (ii) the failure to effect a Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.

(f)            Notwithstanding anything to the contrary in this Section 5.4, any action, or failure to take action, that is taken by a director, officer or other Representative (acting on behalf of the Company) of any Seller in violation of this Section 5.4 shall be deemed to be a breach of this Section 5.4 by the Sellers. The Sellers shall not authorize, direct or knowingly permit any director, officer, consultant or employee of any Seller to breach this Section 5.4, and upon becoming aware of any breach or threatened breach of this Section 5.4 by a Representative of either Seller, shall use their reasonable best efforts to stop such breach or threatened breach.

(g)           From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Closing, the Company agrees that it shall promptly (and, in any event, within twenty-four (24) hours) notify Purchaser in writing if any inquiries or indications of interest with respect to an Acquisition Transaction or any Acquisition Proposal are received by or any discussions or negotiations regarding an Acquisition Proposal are requested to be initiated or continued with, either Seller or any of their Representatives and shall provide, in connection with such notice, the material terms and conditions of any inquiry or indication of interest, with respect to an Acquisition Transaction, or any Acquisition Proposal (including, for the avoidance of doubt, the identity of the Person submitting such inquiry, indication of interest or Acquisition Proposal, the amount of consideration and proposed financing arrangements and copies of any proposed transaction agreements or commitment letters) and thereafter shall keep Purchaser informed, on a prompt basis (and, in any event, within twenty-four (24) hours), of any material changes to the status and terms thereof (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Sellers or their Representatives) and any material changes to the status of any such discussions or negotiations.

(h)           For the avoidance of doubt, this Section 5.4 shall not restrict the Sellers with respect to the solicitation, pursuit or negotiation of any Non-Conflicting Transactions; provided that, if at any point any such solicitation, pursuit or negotiation results, or would reasonably be expected to result in, an Acquisition Proposal, any such solicitation, pursuit or negotiation shall thereafter be subject to the terms of this Section 5.4.

Section 5.5        Assistance with Transfer; Transfer Plan and Transfer Completion Payments; Dissolution and Liquidation of Sellers; Release of Liens.

(a)           Following the Closing, each Seller shall (i) remain in existence as necessary to assist the Purchaser in the execution of the Transfer Plan pursuant to this Section 5.5 and (ii) provide Purchaser with reasonable access, during normal business hours, and upon reasonable advance notice, to (A) the books and records of such Seller relating to the Transferred Assets and the Assumed Liabilities with respect to periods or occurrences prior to the Closing Date, and (B) officers, employees and independent contractors of such Seller.

(b)           At or following the Closing, the Sellers shall transfer the Transferred Assets as required by applicable Laws and the terms and conditions of this Agreement, including in accordance with the transfer procedures and timelines outlined on Schedule 5.5(b) (the “Transfer Plan”) and comply with the Sellers’ obligations thereunder, including performing the transfer services described therein. Following the Closing, for a period ending on the earlier of (x) six (6) months after the Closing Date and (y) the date all phases of the Transfer Plan are completed, the Sellers shall reasonably cooperate in all respects with Purchaser in connection with the transfer of the Transferred Assets, including (i) assisting Purchaser with the transfer of the Transferred Assets and (ii) providing any information requested by Purchaser related to the Transferred Assets. In addition, upon or promptly following the Closing, Purchaser and Sellers shall send a Letter of Authorization for the disclosure, access or transfer of the Transferred Assets in a form reasonably acceptable to the Parties to such vendors and counterparties reasonably requested by Purchaser.

(c)           Each phase of the Transfer Plan as set forth under the heading “Phase Completion Table” in the Transfer Plan shall be deemed complete on, and no Transfer Completion Payment shall be due in advance of, the date that is (i) thirty (30) days after the date that Purchaser has received written notice from Sellers affirming that all of the items set forth in the Transfer Plan with respect to such phase have been received by Purchaser, or the services have been properly completed, as the case may be, in accordance with the Transfer Plan (each such notice, a “Phase Completion Notice”), provided that Purchaser does not deliver written notice to either Seller within such thirty (30) day period disputing, in reasonable detail, the completion of such phase (a “Phase Completion Dispute Notice”), or (ii) if Purchaser delivers a Phase Completion Dispute Notice with respect to such phase, the date on which the Parties reasonably agree that such phase of the Transfer Plan has been completed. With respect to any CRE Item, the Sellers shall, upon Purchaser’s written request, provide Purchaser with reasonable documentation that the Sellers have used commercially reasonable efforts to obtain the transfer or provision of such CRE Item to Purchaser.

(d)           In the event that a Seller elects to initiate a dissolution, liquidation or winding up process, such Seller shall (i) not, prior to the date all phases of the Transfer Plan are completed, (A) file a certificate of dissolution under the DGCL with respect to the Company or (B) file for registration of the shareholders’ resolution regarding the dissolution (Beschluss der Auflösung) pursuant to section 88 para 1 of the Austrian Limited Liability Company Act or arrange for publication of the notification of creditors of the dissolution pursuant to section 91 para 1 of the Austrian Limited Liability Company Act with respect to the Austrian Sub and (ii) maintain adequate reserves with respect to the Excluded Liabilities and the indemnification obligations of the Sellers under Section 9.1 as required by applicable Law and in accordance with GAAP. The Company shall (x) provide the Austrian Sub with sufficient financial resources to enable it to meet all its present and future obligations on time until the end of the liquidation of the Austrian Sub and (y) not file for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for the Austrian Sub.

(e)           The Sellers shall take such actions (and the Sellers shall bear all cost and expense) as may be necessary to facilitate the release at or prior to the Closing of any Liens (other than Permitted Liens) on the Transferred Assets.

Section 5.6        Recordations and Filings. Following the Closing, the Sellers will cooperate with Purchaser to transfer and record the transfer of the HBV Patents and the HIV Patents, including recording the Patent Assignment Agreements and executing any powers of attorney reasonably requested by Purchaser to effectuate such transfer and recording.

Section 5.7        Access and Investigation.

(a)           During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Article 9 (and without limitation of the Purchaser’s rights under the Collaboration Agreement), upon reasonable advance notice to the Company, the Sellers shall, and shall cause their respective Representatives to, provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours of the applicable Seller to the Sellers and their respective Representatives, designated personnel and assets and to all existing books, records, documents and information relating to the Programs, the Transferred Assets or the Assumed Liabilities, and promptly provide Purchaser and Purchaser’s Representatives with all reasonably requested information regarding the Programs, the Transferred Assets and the Assumed Liabilities and such additional financial, operating and other data and information regarding the Sellers, as Purchaser may reasonably request, in each case for any reasonable purpose related to the consummation of the Contemplated Transactions; provided, however, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Sellers and in such a manner as not to unreasonably interfere with the normal operation of the business of the Sellers. Any such access shall be subject to the applicable Seller’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Sellers to disclose any information to Purchaser if such disclosure would, in its reasonable discretion and after notice to Purchaser (i) jeopardize any attorney-client or other legal privilege (so long as the Sellers have reasonably cooperated with Purchaser to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Law or Contract (so long as the Company has reasonably cooperated with Purchaser to permit disclosure to the extent permitted by Law or the contractual counterparty); provided, however, in the case of clause (ii), that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so could reasonably (in the good faith belief of the Sellers (after consultation with outside counsel)) be managed through the use of customary “clean room” arrangements pursuant to which non-employee Representatives of Purchaser could be provided access to such information.

(b)           (i) The Company shall give prompt notice to Purchaser of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to interfere with or delay the consummation of the Contemplated Transactions, and (ii) Purchaser shall give prompt notice to the Company of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Contemplated Transactions. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.7(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 5.8        No Transfer of Employees. For the avoidance of doubt, the Contemplated Transactions shall not in any way impact or affect the employment or similar service provider relationships between the Sellers and their employees or independent contractors. The Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employees, contractors or other service providers of the Sellers, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, and the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits, and each Seller shall pay all such amounts to all persons entitled thereto as and when they become due.

Section 5.9        No Challenge to Adequacy of Consideration. Each Seller covenants and agrees that neither it nor any of its Affiliates, Representatives, successors or assigns shall assert or support any claim, in any Legal Proceeding or otherwise, that the Purchase Price and other consideration provided under this Agreement were not fair market value, were inadequate or constituted less than reasonably equivalent value. Each Seller further agrees that it will not seek to unwind, rescind, or challenge the validity of this Agreement on the basis of any such assertion.

Article 6
CERTAIN COVENANTS OF THE PARTIES

Section 6.1        Filings and Consents.

(a)           The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the Contemplated Transactions, and the Sellers shall use commercially reasonable efforts to cooperate with Purchaser in any reasonable manner, including promptly providing any information reasonably required by Purchaser, in connection with Purchaser obtaining all authorizations, consents, modifications, waivers or approvals from, any Governmental Entity or other Person that is set forth on Section 3.2(a) or Section 3.2(b) of the Disclosure Schedule or as set forth on Schedule 7.4(a) or as otherwise may be reasonably requested by Purchaser or required in connection with the consummation of the Contemplated Transactions. Notwithstanding the foregoing, such cooperation shall not require Sellers to expend any money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any Third Party.

(b)           Subject to applicable confidentiality restrictions or restrictions required by applicable Law, each Party will notify the others promptly upon the receipt of any request by any Governmental Entity for information or documents relating to an investigation of the Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall provide to the others (or the others’ respective Representatives) upon request copies of all correspondence between such Party and any Governmental Entity relating to the Contemplated Transactions. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.1(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the Contemplated Transactions shall include representatives of Purchaser, on the one hand, and the Sellers, on the other hand. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Contemplated Transactions by or on behalf of any Party.

(c)           Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Purchaser or any of its Affiliates to offer or agree to (i)(A) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing contracts) or (ii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.2        Announcements. Except as may be required by applicable Law or the rules and regulations of any national securities exchange or securities quotation system, the Sellers shall not issue any press release or any other public announcement with regard to this Agreement or the Contemplated Transactions without Purchaser’s prior written consent; provided that, prior to issuing any announcement that may be required by applicable Law or the rules and regulations of any national securities exchange or securities quotation system, the Sellers shall provide Purchaser with an opportunity to review and comment on any such draft announcement and, shall consider any comments from Purchaser in good faith.

Section 6.3         Tax Matters.

(a)           Except for any Withholding Taxes which may be withheld by Purchaser or its Affiliates in accordance with Section 2.7, subject to Section 6.3(b), all amounts to be paid by Purchaser to Sellers or otherwise pursuant this Agreement (“Payments”) are stated inclusive of any applicable goods and services Tax, value-added Tax, sales and use Tax, stamp duty (including any applicable Austrian stamp duty (Rechtsgeschäftsgebühr) in connection with the Contemplated Transactions (the “Austrian Stamp Duty”)), customs or import Tax, service Tax, surtax and any similar Taxes (herein collectively referred to as “Transaction Taxes”), which Transaction Taxes shall be borne by Sellers. Purchaser shall, upon reasonable written request of Sellers, reasonably cooperate with Sellers to minimize the amount of Transaction Taxes that shall be payable as a result of or in connection with the Contemplated Transactions.

(b)           If any Transaction Taxes are payable in respect of any Payments for which Purchaser may seek reimbursement from any Person, Purchaser shall use commercially reasonable efforts to seek such reimbursement and promptly pay Sellers any Transaction Taxes in respect of which Purchaser has received reimbursement.

(c)           Each Party shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other Party, and shall retain and, upon the other Party’s request, furnish or cause to be furnished to the other Party, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for required financial reporting, the preparation and filing of any Tax Return or required financial statement, claim for any Tax exemption or refund, the preparation for any Tax audit, the preparation for any Tax protest, or the prosecution or defense of any suit or other proceeding relating to Taxes.

Section 6.4        Non-Assignable Assets; Shared Contracts; New Contracts; Further Assurances.

(a)            Subject to Section 6.4(b) with respect to Transferred IP, notwithstanding anything to the contrary contained in this Agreement, if the conveyance, assignment, transfer or delivery or attempted conveyance, assignment, transfer or delivery to Purchaser of any of the Transferred Assets (i) is prohibited by applicable Law or (ii) would require any authorizations, approvals, consents or waivers from another Person to convey, assign, transfer or deliver such asset, and such authorizations, approvals, consents or waivers have not been obtained prior to the Closing (each, a “Non-Assignable Asset”), the Closing shall not constitute the conveyance, assignment, transfer or delivery of such Non-Assignable Asset, and this Agreement shall not constitute a conveyance, assignment, transfer or delivery of such Non-Assignable Asset and such Non-Assignable Asset shall not be a Transferred Asset unless and until such authorization, approval, consent or waiver is obtained. After the Closing, (A) the Sellers shall maintain such Non-Assignable Asset for a period of six (6) months after the Closing Date at Purchaser’s cost and expense, (B) the Sellers shall seek and cooperate with Purchaser, without additional consideration, at Purchaser’s sole option and on a Non-Assignable Asset by Non-Assignable Asset basis, to (1) obtain any such authorization, approval, consent or waiver as promptly as practicable, and thereafter assign (at no additional cost to either Sellers or Purchaser) such Non-Assignable Asset to Purchaser, (2) if such Non-Assignable Asset is a Transferred Contract, amend or modify such Transferred Contract in a form reasonably acceptable to Purchaser to facilitate its assignment to Purchaser or (3) if such Non-Assignable Asset is a Transferred Contract, facilitate an introduction of Purchaser to the contractual counterparty(ies) to such Transferred Contract. Pending such assignment, amendment, modification or introduction, the Sellers shall cooperate with Purchaser or its designees in any commercially reasonable arrangement designed to provide Purchaser or its designee with all of the rights, benefits, costs and burdens of the Non-Assignable Assets after the Closing as if Purchaser owned such Non-Assignable Assets. Upon the receipt of such authorization, approval, consent or waiver or the effective date of such amendment or modification, the applicable Non-Assignable Asset that is a Transferred Contract shall be a Transferred Asset.

(b)           Solely to the extent the transfer or assignment of any Transferred IP owned by the Sellers may not be fully effective for any reason, each Seller hereby grants the Purchaser an exclusive, world-wide, royalty-free, fully paid-up, fully transferable license, with the rights to grant sublicenses through multiple tiers, under such Transferred IP, to Research, Develop, Manufacture and Commercialize the Products and the Programs, and for the maximum period of time of protection of the rights provided by applicable Law, for the consideration included in the Purchase Price.

(c)           Purchaser shall use commercially reasonable efforts prior to the Closing to assist the Sellers in obtaining the consent from the counterparty to those Transferred Contracts listed on Schedule 6.4(c) (the “Shared Contracts”) to the partial assignment of those rights of the applicable Seller under such Shared Contract that are not related to either the HB-400 Program or HB-500 Program, or to otherwise reasonably cooperate with the Sellers in their efforts to enter into a new Contract with such counterparty on substantially the same terms as exist under such Shared Contract, in each case, as of the Closing. Neither (i) the portions of the Shared Contracts unrelated to either the HB-400 Program or HB-500 Program, as applicable, for which the Parties have received consent to such partial assignment, nor (ii) any new Contract between any Seller and such counterparty, shall, in the case of each of (i) and (ii), thereafter be deemed to be a Transferred Contract hereunder and, if applicable, the Sellers shall not assign such portion or Contract to Purchaser as of the Closing.

(d)           The Sellers shall, at Purchaser’s request, reasonably cooperate with Purchaser to permit Purchaser to enter into new Contracts with counterparties to the Transferred Contracts related to the Transferred Assets. Prior to the date that is two (2) Business Days prior to the Closing Date, Purchaser may, in its sole discretion, by written notice to the Sellers, designate any Contract that would have been a Transferred Contract as an Excluded Asset, and upon such written notice any such Transferred Contract shall thereafter be deemed to be an Excluded Asset for all purposes under this Agreement.

(e)           After the Closing Date each of the Parties will execute and deliver, or cause to be executed and delivered (without any additional consideration), (i) such assignments, deeds, bills of sale and other instruments of transfer as Purchaser may reasonably request in order to effect or further evidence the sale and assignment of the Transferred Assets to Purchaser or the retention of the Excluded Assets by the Sellers, and (ii) such assumption agreements and other instruments of assumption as any Party may reasonably request in order to effect or further evidence the assumption of the Assumed Liabilities, or to obtain releases of the Parties, as applicable from any Liability with respect to the Assumed Liabilities or Excluded Liabilities, as applicable.

Section 6.5   License to Company for Oncology Products. Effective upon Closing, Purchaser hereby grants to the Company a non-exclusive, worldwide, royalty-free, fully paid-up license under the Patent Rights set forth on Schedule 6.5 solely to the extent required for the Company to Research, Develop, Manufacture and Commercialize oncology products owned by the Company as of the Closing Date (“Oncology Products”) in the field of oncology, which license may be (a) sublicensed solely to (i) the Austrian Sub so long as the Austrian Sub remains an Affiliate of the Company and (ii) those Third Parties Researching, Developing, Manufacturing or Commercializing the applicable Oncology Product in the field of oncology and (b) transferred solely to a Third Party that acquires all or substantially all the oncology assets of the Sellers for use in the field of oncology.

Section 6.6   Delivery of Copy of Data Room. Within ten (10) days of the date of this Agreement, the Company shall have caused to be delivered to Purchaser, on one or more USB electronic storage devices and at the address designated by Purchaser, a true, correct and complete electronic copy of the Data Room as of the date of this Agreement, which shall include all documents and other materials included in the Data Room and made available to Purchaser as of the date of this Agreement.

Section 6.7   Data Transfer. The Parties agree that, to the extent any personal data subject to the GDPR or UK GDPR is transferred from the Sellers to Purchaser in performance of this Agreement, the Parties shall be bound by and comply with the terms and provisions of the Standard Contractual Clauses with respect to such personal data for the transfer of personal data to third countries published by the European Commission in Implementing Decision (EU) 2021/914 and the International Data Transfer Addendum, attached hereto as Exhibit D.

Section 6.8   Ownership of Purchased Assets. From and after the Closing, Purchaser shall have the exclusive right to represent itself as the owner of the Transferred Assets; provided, however, that such representations shall not in any manner attempt to convey that Purchaser is acting for or on behalf of the Sellers or that the Sellers are not still the owner of the Excluded Assets.

Section 6.9   Wrong Pockets. If, following the Closing, any Excluded Asset or Excluded Liability is inadvertently transferred from the Sellers to Purchaser, Purchaser shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Sellers may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Excluded Assets or Excluded Liabilities to the Sellers in accordance with the terms of this Agreement. If any Transferred Asset or Assumed Liability is inadvertently retained by either Seller, such Seller shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as Purchaser may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Transferred Assets or Assumed Liability to Purchaser (or to any Person as directed by Purchaser) in accordance with the terms of this Agreement.

Section 6.10 Termination of Agreements.

(a)           Effective as of the Closing Date, the Collaboration Agreement shall, without any further action on behalf of the Parties, terminate with no further force and effect except that the provisions of Sections 1, 3.4, 7.5 (solely the last sentence thereof with respect to any transfer services under the Transfer Plan for which reimbursement is provided), 9.7, 9.8, 10.1(c) thorough 10.6 (but solely with respect to any payments accrued under the Collaboration Agreement prior to Closing), 15.5, 16.1 through 16.6, 17.2, and 18 of the Collaboration Agreement, as well as the license grant to wind-down the HIV Trial under the letter amendment (as defined therein and solely for the period set forth in the letter amendment) shall survive and continue in accordance with their terms and supersede in their entirety the existing survival provisions in Section 14.3 of the Collaboration Agreement (and for clarity, excluding solely the limited wind-down license for the HIV Trial as set forth in the letter amendment, Sellers shall no longer have any license to, nor any rights to license, any Patent Rights or Know-How controlled by Purchaser thereunder); provided further that solely with respect to any Inbound License that at Closing has neither been assigned to Purchaser nor rights for which Purchaser has entered into a direct license, the sublicense granted to Gilead under Section 3.1(a) of the Collaboration Agreement with respect to the Transferred IP shall survive Closing until the applicable Sublicense Termination Date and (i) Purchaser will (A) comply with the applicable sublicensee terms of the applicable Inbound License and (B) pay to Sellers any amounts due to the applicable licensor on account of the research, development, commercialization, and other exploitation of the applicable product by or on behalf of Purchaser, its Affiliates or sublicensees under such Inbound License and (ii) Sections 3.2(a), 3.2(b), 11.2(b), 11.3, 11.5, and 15.3(a) through (d) of the Collaboration Agreement shall continue to apply with respect to such sublicensed rights under each applicable Inbound License notwithstanding the termination of the Collaboration Agreement until the applicable Sublicense Termination Date with respect to each such Inbound License.

(b)           Effective as of the Closing Date, the Stock Purchase Agreement shall terminate in accordance with its terms and without any further action on behalf of the Parties. The Company and Purchaser agree that, for purposes of the termination of the Stock Purchase Agreement, a Company Termination Notice (as defined therein) shall have been deemed to have been delivered to Purchaser on the Business Day immediately prior to the Closing Date.

(c)           Effective as of the Closing Date, the PVA shall terminate in accordance with its terms and without any further action on behalf of the Parties.

Section 6.11 Maintenance of Books and Records; Sellers’ Access. For a period of five (5) years after the Closing Date, or until the completion of the liquidation and winding up of the Sellers if earlier, (a) Purchaser agrees to retain (and to cause its Affiliates to retain) and make available all data and books and records received from the Sellers for inspection and copying by the Sellers or their agents at their expense, upon reasonable request and upon reasonable notice; provided that such data and books and records shall be made available only to the extent such availability is required for the Sellers to comply with a requirement of Law, this Agreement, the other Transaction Documents or to enable the Sellers to defend against, respond to, or otherwise participate in any litigation, investigation, audit process, subpoena or other proceeding related to the Programs, and (b) no such data and other books and records shall be destroyed by Purchaser without giving thirty (30) days prior written notice to the Company to permit the Sellers, at their sole cost, to duplicate or take possession of any such data, books and records. Any such access by the Sellers shall not unreasonably interfere with the conduct of the businesses of Purchaser and its Affiliates. Any information provided to the Sellers pursuant to this Section 6.11 shall be deemed to be Confidential Information and subject to the provisions of Section 5.1(b)(ii).

Article 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

Section 7.1    Accuracy of Representations. (i) The representations and warranties of the Sellers contained in Article 3 (other than the Seller Fundamental Representations) shall be true, accurate and complete (without giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects,” “material,” “materiality” or words of similar import) as of the Closing Date with the same effect as though made at and as of the Closing Date, except for such failures (considered collectively) to be true and correct that would not have a Material Adverse Effect (other than those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall be true, accurate and complete (without, except as set forth below, giving effect to any limitation indicated by the words “Material Adverse Effect”, “in all material respects,” “material,” “materiality” or words of similar import) as of such date, except for such failures (considered collectively) to be true and correct that would not have a Material Adverse Effect), (ii) the representations and warranties of the Sellers contained in Section 3.1 (Organizational Matters; Authority), Section 3.2(a)(i) (Non-Contravention and Consents), Section 3.3 (Solvency), Section 3.7 (Title to Assets) and Section 3.12 (Brokers’ and Finders’ Fees) shall be true, accurate and complete in all respects as of the Closing Date with the same effect as though made at and as of the Closing Date (other than such representations and warranties that address matters only as of a specified date, in which case such representation and warranties shall be true, accurate and complete in all respects as of such date) and (iii) the Seller Fundamental Representations (other than the representations and warranties of the Sellers contained in Section 3.1 (Organizational Matters; Authority), Section 3.2(a)(i) (Non-Contravention and Consents), Section 3.3 (Solvency), Section 3.7 (Title to Assets) and Section 3.12 (Brokers’ and Finders’ Fees)) shall be true, accurate and complete in all material respects as of the Closing Date with the same effect as though made at and as of the Closing Date (other than such representations and warranties that address matters only as of a specified date, in which case such representation and warranties shall be true, accurate and complete in all material respects as of such date).

Section 7.2   Performance of Covenants. Each covenant and obligation that the Sellers are required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

Section 7.3   Officer’s Certificate. The Company shall have delivered to Purchaser a certificate, executed by a duly authorized officer of the Company, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.

Section 7.4   Governmental Consents; Company Stockholder Approval; No Restraints.

(a)           Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with any Contemplated Transaction, including the filings and Consents set forth on Schedule 7.4(a), shall have been made or obtained and shall be in full force and effect.

(b)           Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c)           No Restraints on Business, Programs or Transferred Assets. No action shall have been taken by any Governmental Entity, and no Law or Order (whether temporary, preliminary, or permanent) shall have been enacted, adopted, or issued by any Governmental Entity, in connection with any Contemplated Transaction that has the effect of limiting or restricting the ownership, conduct, or operation of the business of Purchaser or any of its Affiliates, or the effect of limiting or restricting the ownership, conduct or operation of the Programs or any Transferred Asset following the Closing.

Section 7.5    Agreements, Documents and Third Party Consents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect (or conditioned upon Closing):

(a)           at least five (5) Business Days prior to the Closing Date, from each Seller, either a U.S. Internal Revenue Service Form W-9 or the applicable U.S. Internal Revenue Service Form W-8, as applicable, duly executed by such Seller;

(b)           duly executed copies of each of the Consents identified on Schedule 7.5(b), each in form and substance reasonably satisfactory to Purchaser, which are in full force and effect;

(c)           the Bill of Sale, duly executed by the Sellers;

(d)           the Patent Assignment Agreements, duly executed by the Sellers; and

(e)           all powers of attorneys, short form documents, and other documents deemed reasonably necessary by Purchaser to effect (i) legal transfer of title to the HBV Patents and HIV Patents owned by either Seller to Purchaser or its designee and vest title in Purchaser or its designee and (ii) control over patent prosecution and maintenance of all HBV Patents and HIV Patents owned by either Seller or any other HBV Patents or HIV Patents over which either Seller was granted prosecution or maintenance rights, in each of (i) and (ii) duly executed by the applicable Seller, effective as of the Closing.

Section 7.6    Series A Notice. The Series A Notice shall have been given at least twenty (20) days prior to the Closing Date.

Section 7.7    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Section 7.8    Lien Releases. The Sellers shall have obtained releases of any Liens, in form satisfactory to Purchaser, duly executed by the applicable lender(s) (or administrative agent if applicable) or other Lien holders, providing that at or prior to the Closing all Liens (other than Permitted Liens), including those set forth on Schedule 7.8, relating to the Transferred Assets will be released in full.

Section 7.9   No Restraints on the Acquisition. No temporary restraining order, preliminary or permanent injunction, or other Order preventing or otherwise impeding the consummation of the Acquisition shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Law enacted or deemed applicable to the Acquisition that makes the consummation of the Acquisition illegal.

Section 7.10 No Legal Proceedings. No Governmental Entity or other Person shall have commenced any Legal Proceeding that remains pending, or shall have threatened to commence any Legal Proceeding: (a) challenging any Contemplated Transaction; (b) seeking recovery of a material amount of Damages in connection with any Contemplated Transaction; (c) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to any Transferred Asset; or (d) that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any Contemplated Transaction.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligation of the Sellers to consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the applicable Seller), at or prior to the Closing, of the following conditions:

Section 8.1    Accuracy of Representations. Each representation and warranty made by Purchaser in this Agreement shall be true, correct and complete in all material respects at and as of the Closing (other than any such representation or warranty that by its terms is made as of a specific earlier date, which shall have been true, correct and complete in all material respects as of such earlier date).

Section 8.2    Performance of Covenants. Each covenant and obligation that Purchaser is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

Section 8.3    Officer’s Certificate. Purchaser shall have delivered to Sellers a certificate, executed by a duly authorized representative of Purchaser, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied.

Section 8.4    Agreements and Documents. The Sellers shall have received the Bill of Sale and Patent Assignment Agreements duly executed by Purchaser, each of which shall be in full force and effect (or conditioned upon Closing).

Section 8.5   No Restraints on the Acquisition. No temporary restraining order, preliminary or permanent injunction, or other Order preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Law enacted or deemed applicable to the Acquisition that makes the consummation of the Acquisition illegal.

Section 8.6   Governmental and Other Consents.

(a)           Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with any Contemplated Transaction, including the filings and Consents set forth on Schedule 7.4(a) shall have been made or obtained and shall be in full force and effect.

(b)           Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 8.7    No Legal Proceedings. No Governmental Entity or other Person (other than Purchaser or Purchaser’s Affiliates) shall have commenced any Legal Proceeding that remains pending, or shall have threatened to commence any Legal Proceeding: (a) challenging any Contemplated Transaction; (b) seeking recovery of a material amount of Damages in connection with any Contemplated Transaction; or (c) that would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with any Contemplated Transaction.

Article 9
INDEMNIFICATION

Section 9.1   Indemnification by the Sellers. Subject to the limitations set forth herein, from and after the Closing, Austrian Sub shall, severally but not jointly, and the Company shall, jointly and severally, be liable for, and shall indemnify Purchaser, Purchaser’s Affiliates and each of their respective members, and Representatives (the “Purchaser Indemnitees”) against, and hold them harmless from, any and all Damages resulting from or arising in connection with:

(a)           any breach of any Seller Fundamental Representation in this Agreement or in any certificate delivered pursuant to this Agreement to the extent related thereto;

(b)           any breach of any obligation, covenant, or agreement of such Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement to the extent related thereto;

(c)           the transfer of any employees of such Seller to Purchaser by operation of law due to the execution of this Agreement or the other Transaction Documents and the consummation of the Contemplated Transactions (“Transferred Employees”);

(d)           regardless of the disclosure of any matter set forth in the Disclosure Schedule, (i) any Liability of or with respect to such Seller or any Affiliate thereof for any income or other Tax; (ii) any Tax relating to the Excluded Assets or Excluded Liabilities of such Seller for any taxable period; (iii) any Tax imposed with respect to any Transferred Asset or the Programs for any Pre-Closing Tax Period (including, for avoidance of doubt, any Pre-Closing Straddle Period Property Taxes); (iv)  any Liability or Damages resulting from the inaccuracy in or breach of any representation or warranty set forth in Section 3.5 (Taxes) or a breach by any Seller of any covenant relating to Taxes; (v) any Transaction Taxes, except to the extent Purchaser has received a reimbursement of such Transaction Taxes consistent with Section 6.3(b); or (vi) any Tax of such Seller or any other Person for any taxable period by reason of being a member of a consolidated, combined, unitary or affiliated group that includes such Seller or any of its present or past Affiliates, by reason of a Tax sharing, Tax indemnity or similar agreement entered into by such Seller or any of its present or past Affiliates (other than this Agreement), or by reason of transferee or successor liability arising at Law or in respect of a transaction undertaken by such Seller or any of its present or past Affiliates (including the transactions contemplated by this Agreement), in the case of each of (i) through (vi), together with any Damages arising out of, in connection with, or incidental to the determination, assessment, or collection of any such Tax;

(e)           any fraud on the part of or committed by such Seller or any Representative of such Seller in connection with or relating directly or indirectly to (i) the negotiation, execution, delivery, or performance of this Agreement or any other Transaction Document, or (ii) any of the Contemplated Transactions;

(f)           any Liability resulting from any claim, demand, suit or allegation by any third party, including any employee or former employee of such Seller in their capacity as such, or by any Governmental Entity (including any labor, social security or Taxing Authority in Austria or elsewhere) with respect to, or in connection with, any of the employees, including former employees, of such Seller or any third party who alleges to be an employee or former employee of such Seller;

(g)           the dissolution, liquidation, winding up or insolvency of such Seller; and

(h)           any Excluded Asset or Excluded Liability.

Section 9.2   Indemnification by Purchaser. Subject to the limitations set forth herein, from and after the Closing, Purchaser shall be liable for, and shall indemnify the Sellers, the Sellers’ Affiliates and each of their respective members and Representatives (the “Seller Indemnitees”) against, and hold them harmless from, any and all Damages resulting from or arising in connection with:

(a)           any breach of any Purchaser Fundamental Representation in this Agreement or in any certificate delivered pursuant to this Agreement;

(b)           any breach of any obligation, covenant, or agreement of Purchaser contained in this Agreement; and

(c)           any Assumed Liability.

Section 9.3   Certain Limitations; Offsets.

(a)           Other than each Seller’s indemnification obligations arising out of any fraud by such Seller or any Representative of such Seller or the insolvency of such Seller, in no event shall either Seller’s aggregate liability to the Purchaser Indemnitees for indemnification claims pursuant to or arising from Section 9.1(a) or Purchaser’s aggregate liability to the Seller Indemnitees for indemnification claims pursuant to or arising from Section 9.2(a), exceed:

(i)           with respect to the Sellers, an amount equal to:

(A)           with respect to indemnification claims asserted on or prior to the date that is one (1) year after the Closing Date, the Purchase Price paid or actually due to be paid to such Seller;

(B)           with respect to indemnification claims asserted following the date that is one (1) year after the Closing Date but on or prior to the date that is two (2) years after the Closing Date, the lesser of (x) the Purchase Price paid or actually due to be paid to such Seller and (y) $7,000,000; and

(C)           with respect to indemnification claims asserted following the date that is two (2) years after the Closing Date, the lesser of (x) the Purchase Price paid or actually due to be paid to such Seller and (y) $3,000,000.

(ii)           with respect to Purchaser, an amount equal to:

(A)           with respect to indemnification claims asserted on or prior to the date that is one (1) year after the Closing Date, the Purchase Price;

(B)           with respect to indemnification claims asserted following the date that is one (1) year after the Closing Date but on or prior to the date that is two (2) years after the Closing Date, $7,000,000; and

(C)           with respect to indemnification claims asserted following the date that is two (2) years after the Closing Date, $3,000,000.

(b)           The Parties acknowledge and agree that there shall not be any duplicative recovery for any Damages arising from the same facts and circumstances.

(c)           The Purchaser shall have the right to withhold, subject to the limitations set forth in Section 9.3(a), the amount of any claims for indemnifiable Damages by any Purchaser Indemnitee made pursuant to and in accordance with Article 9 from, and set-off any such amounts against, the Transfer Completion Payments. Such amounts withheld shall not exceed Purchaser’s good faith determination of the indemnifiable Damages then subject to outstanding unresolved or unpaid claims made by any Purchaser Indemnitee pursuant to Article 9 at the time of any applicable payment from which such set-off is made, and such right of withholding and set-off shall not prejudice or otherwise limit Purchaser’s other rights and remedies under this Agreement.

(d)           Purchaser shall not be entitled to indemnification under this Article 9 in respect of Section 9.1(a) (other than with respect to breaches of Section 3.1 (Organizational Matters; Authority), Section 3.2(a)(i) (Non-Contravention and Consents), Section 3.5 (Taxes), Section 3.7 (Title to Assets), Section 3.12 (Brokers’ and Finders’ Fees)) for (i) any claim for Damages less than $10,000; provided that, if the total amount of such Damages exceeds $10,000, then, subject to the following clause (ii), the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of Damages, and not merely the portion of such Damages exceeding $10,000, and (ii) claims for Damages until the aggregate amount of such Damages exceeds $100,000; provided that if the total amount of Damages exceeds $100,000, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $100,000.

(e)           Notwithstanding anything to the contrary in this Agreement, following the date that is two (2) Business Days prior to the Austrian Sub’s filing for registration of deletion (Löschung) pursuant to section 93 para 1 of the Austrian Limited Liability Company Act, the Purchaser Indemnitees shall not be entitled to bring any indemnification claim under this Agreement, the Collaboration Agreement or any other Contract against the Austrian Sub or be entitled to recover any Damages in respect of claims brought after such date from the Austrian Sub; provided that Austrian Sub shall provide Purchaser with notice of its intended date of filing for registration of deletion (Löschung) at least ten (10) Business Days prior to the date on which such filing is made, and shall further provide Purchaser with notice that such filing has been made.

(f)            For the avoidance of doubt, the Austrian Sub shall only be subject to Liability, and obligated to indemnify the Purchaser Indemnitees from and hold harmless the Purchaser Indemnitees against, any Damages arising from any breach, action or inaction of this Agreement of the Austrian Sub; provided that this sentence shall not limit the Liability of or obligations of the Company to indemnify the Purchaser Indemnitees from and hold harmless the Purchaser Indemnitees against, any Damages arising from any breach, action or inaction under this Agreement, whether by the Company or the Austrian Sub.

Section 9.4    Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, and agreements contained in this Agreement and in any certificate delivered pursuant to this Agreement shall survive as follows:

(a)           all of the representations and warranties in Article 3 other than the Seller Fundamental Representations and all of the representations and warranties in Article 4 other than the Purchaser Fundamental Representations shall terminate and expire as of the Closing;

(b)           the Seller Fundamental Representations, the representations and warranties of the Sellers set forth in Section 3.5 (Taxes) and the Purchaser Fundamental Representations, and any certificate referred to in this Agreement with respect thereto, shall survive the Closing until (i) with respect to the Company and Purchaser, the third anniversary of the Closing Date or (ii) with respect to Austrian Sub, two (2) Business Days prior to the filing of the application for the registration of deletion (Löschung) pursuant to section 93 para 1 of the Austrian Limited Liability Company Act with the Austrian companies’ register; provided that Austrian Sub shall provide Purchaser with notice of its intended date of filing for registration of deletion (Löschung) at least ten (10) Business Days prior to the date on which such filing is made, and shall further provide Purchaser with notice that such filing has been made;

(c)           subject to Section 9.4(d), all obligations, covenants, and agreements contained in this Agreement that by their terms contemplate performance prior to the Closing and any certificate referred to in this Agreement with respect thereto shall survive the Closing until the date that is one (1) year after the Closing Date;

(d)           each obligation, covenant and agreement contained in this Agreement that by its terms contemplates performance from and after the Closing and any certificate referred to in this Agreement with respect thereto, shall survive the Closing until the date that is ninety (90) days after the full satisfaction of such obligation, covenant or agreement; and

(e)           notwithstanding any of the preceding provisions of this Section 9.4, any claim pursuant to Section 9.1(d), Section 9.1(h) or based on fraud will survive the Closing until the date that is sixty (60) days after the expiration of the longest statute of limitations (as such statute of limitations pertains to the subject matter thereof or to the ability of Purchaser, Sellers or any third party to make a claim relating to a breach thereof, whichever is later).

Section 9.5    Termination of Indemnification. No Indemnifying Party shall have liability hereunder for Damages with respect to any representation, warranty, covenant, or agreement, unless a claim in writing for indemnification in respect thereof has been delivered to such Indemnifying Party by the Indemnified Party in accordance with Section 9.7 prior to the expiration of the survival periods set forth in Section 9.4 with respect to the representation, warranty, covenant, or agreement to which they pertain. Notwithstanding any provision to the contrary contained in this Agreement, an Indemnifying Party’s indemnification obligation under this Article 9 shall continue as to any matter as to which a claim for indemnification is submitted in writing to the Indemnifying Party prior to the relevant expiration date in accordance with Section 9.7 and any such representation, warranty, covenant, or agreement subject to such indemnification claim shall continue to survive until such time as the matter is resolved.

Section 9.6    Nature of Remedies.

(a)           Except as otherwise provided in Section 9.6(c), the Parties acknowledge that their sole and exclusive monetary remedy after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, and the sole and exclusive monetary remedy available to any Purchaser Indemnitee or Seller Indemnitee after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9; provided that notwithstanding the foregoing, nothing in this Section 9.6 shall limit the right of any Party to pursue an action for or to seek remedies with respect to claims for fraud. Subject to Section 11.8, in furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any rights, claims, and causes of action for Damages it may have against the other Parties arising under this Agreement or any certificate delivered in connection herewith, except pursuant to the indemnification provisions set forth in this Article 9.

(b)           To the extent permitted by applicable Law, payments made in respect of Damages under this Agreement shall be treated by all Parties as adjustments to the aggregate consideration paid for the Transferred Assets.

(c)           For avoidance of doubt, Damages pursuant to Section 9.1(c) shall include any Liabilities relating to the continued employment and the termination of employment (whether by way of an unilateral termination declaration or a mutual termination agreement entered into with the respective employee) including any ancillary labor costs paid by Purchaser to any Transferred Employee or in connection with the employment of any Transferred Employee after Closing. Purchaser shall have no obligation to make use of any Transferred Employee in any way and may, in its sole discretion, place any of such Transferred Employees on garden leave (Dienstfreistellung); provided that Purchaser’s exercise of its rights to place any Transferred Employee on garden leave shall not in any way limit or reduce the obligation of the Sellers to fully indemnify and hold harmless Purchaser as set forth herein.

(d)           In calculating the amount of Damages suffered or incurred by a Party for which indemnification is sought hereunder, there shall be deducted the amount of any insurance actually paid to such Party as a result of any such Damages (net of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of such Damages, the impact of any applicable deductibles, and all costs and Expenses incurred in recovering such insurance proceeds).

(e)           Notwithstanding any other provision of this Agreement, for purposes of calculating Damages hereunder and for purposes of determining the failure of any representations or warranties to be true, correct and complete, any qualifications for “Material Adverse Effect”, “in all material respects,” “material,” “materiality” or words of similar import shall be disregarded.

(f)           The right of indemnification provided under this Article 9 and any other remedy based on the representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance or noncompliance with, any such representation, warranty, covenant, or agreement.

(g)           Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages in respect of which a claim could be made for indemnification under this Article 9, including, without limitation, seeking to obtain recovery in respect of any Damages from any third party insurance or third party indemnity which is available in respect of Damages; provided that no Indemnified Party shall be required to institute any litigation or similar proceedings to satisfy its obligations under this Section 9.6(g). If an Indemnified Party receives such insurance proceeds or indemnification recoveries in connection with Damages for which it has been indemnified hereunder, the Indemnified Party shall notify the Indemnifying Party and refund to the Indemnifying Party the amount of such insurance proceeds or indemnification recoveries when received, up to the amount for which indemnification was paid hereunder.

(h)           For the avoidance of doubt, any right to indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to the applicable Damages constituting a breach of more than one representation, warranty, covenant or agreement or other indemnifiable matter hereunder.

(i)            The Purchaser Indemnitees and the Seller Indemnitees shall not be entitled to recover from Sellers or Purchaser, respectively, Damages that are punitive Damages, Damages for lost profits or diminution in value or consequential, exemplary or special Damages, except as a result of direct Damages therefor for Third Party Claims for such Damages.

Section 9.7    Procedures.

(a)           Third Party Claims.

(i)           A Person (the “Indemnified Party”) seeking any indemnification provided for under this Article 9 in respect of, arising out of, or involving a claim made by any third Person against the Indemnified Party (a “Third Party Claim”) shall notify the Person obligated to provide indemnification under this Article 9 (the “Indemnifying Party”) in writing of such Third Party Claim promptly (but no later than thirty (30) calendar days after receiving notice of the Third Party Claim) following receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have actually been materially prejudiced as a result of such failure and then only to the extent of such prejudice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(ii)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof by written notice to the Indemnified Party within twenty (20) Business Days after the Indemnifying Party’s receipt of the notice of such Third Party Claim contemplated by Section 9.7(a)(i) with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party (acceptance of which shall not be unreasonably withheld, conditioned or delayed); provided, further, that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense, compromise or settlement of any such Third Party Claim and, instead, shall pay the reasonable legal fees, costs, and Expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal or other proceeding, action, indictment, allegation, or investigation by a Governmental Entity, (B) the claim seeks an injunction or equitable relief against the Indemnified Party, (C) the Indemnifying Party failed or is failing to reasonably prosecute or defend such claim and such claim, together with all other then outstanding and unresolved claims, could reasonably be expected to give rise to Damages that are more than the remaining amount indemnifiable by such Indemnifying Party with respect to such claims pursuant to this Article 9, (D) in the Indemnified Party’s reasonable judgment based upon a written opinion from such Indemnified Party’s counsel, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to the claim, (E) the claim is by a customer, supplier or licensor, the loss of the commercial relationship with whom would be material to the Indemnified Party or the Programs, or (F) the Third Party Claim seeks monetary damages and the sum of the amount of the monetary damages would reasonably be expected to be greater than the maximum amount from which the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article 9.

(iii)          If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees, costs, and Expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, including in respect of a Third Party Claim, the defense of which the Indemnifying Party was not entitled to assume or continue in accordance with the second proviso of the first sentence of Section 9.7(a)(ii). If the Indemnifying Party assumes the defense of a Third Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, and the Indemnified Party shall keep the Indemnifying Party reasonably informed regarding the status of any such Third Party Claim. No Party shall admit any liability with respect to, or settle, compromise, or discharge any Third Party Claim without the other applicable Parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall not agree to any settlement, compromise, or discharge of a Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld; provided that the Indemnifying Party shall be deemed to consent to any such compromise or settlement if it does not respond to notice of such proposed compromise or settlement within thirty (30) Business Days.

(iv)          The indemnification with respect to an Indemnifying Party’s obligation to pay legal fees and other costs and Expenses of defense of a Third Party Claim required by this Article 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense of such Third Party Claim, as and when bills are received.

(v)           All claims under this Article 9 other than Third Party Claims shall be governed by Section 9.7(b).

(b)           Direct Claims. Other than claims for equitable relief made pursuant to Section 11.8, if any Indemnified Party should have a claim against any Indemnifying Party under this Article 9 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (any such claim, a “Direct Claim”), the Indemnified Party shall deliver notice of such Direct Claim with reasonable promptness (but no later than thirty (30) calendar days following the Indemnified Party becoming aware of such claim) to the Indemnifying Party (which notice shall set forth in reasonable detail the basis upon which such Indemnified Party believes it is entitled to indemnification pursuant to this Article 9 and the estimated amount of Damages, if reasonably practicable, it is seeking recovery from the Indemnified Party); provided, that the failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have actually been materially prejudiced as a result of such failure and then only to the extent of such prejudice. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under the applicable provisions of this Article 9, such Direct Claim specified in such notice shall be conclusively deemed a liability of the Indemnifying Party under the applicable provision of this Article 9, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute within the thirty (30) calendar day period after the Indemnifying party delivers notice of such dispute, and, if not resolved through negotiations within the thirty (30) calendar day period, then either Party may initiate a litigation in an appropriate court of competent jurisdiction with respect to the subject matter of such Direct Claim in accordance with this Agreement.

Section 9.8   Sources of Recovery. Upon a final determination (whether by mutual agreement or in any settlement or final non-appealable resolution pursuant to Section 9.7) of liability under this Article 9, any amounts so determined to be owing by either Seller to any Purchaser Indemnitee or by Purchaser to any Seller Indemnitee shall be satisfied by direct payment within fifteen (15) Business Days after the date of such final determination, by wire transfer of immediately available funds to a bank account designated in writing by such Purchaser Indemnitee or Seller Indemnitee, as applicable. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay, or cause to be paid, when due such portion of the Damages not subject to dispute.

Article 10
Termination

Section 10.1 Termination. This Agreement may be terminated:

(a)           by mutual written consent of all Parties;

(b)           by any Party, if the Closing shall not have occurred on or prior to midnight Eastern U.S. Time, on November 21, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose material breach of this Agreement has caused or resulted in the failure of the Closing to have occurred;

(c)           by any Party if a Governmental Entity of competent jurisdiction shall have issued an Order or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise making the consummation of the Acquisition or the other Contemplated Transactions illegal, which Order or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose material breach of this Agreement has caused or resulted in such final and nonappealable Order or other action or that has failed to comply with its obligations under Section 6.1;

(d)           by Purchaser, if (i) the Company Board shall have effected a Board Recommendation Change or (ii) either Seller has entered into an Alternative Acquisition Agreement;

(e)           by the Company in order to accept a Superior Proposal as provided in Section 5.4; provided that (i) the Company and the Company Board shall have complied with Section 5.4 with respect to such Superior Proposal and (ii) the Company shall have paid the Expense Reimbursement as provided in Section 10.3(a);

(f)           by Purchaser, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Sellers shall have occurred such that a condition set forth in Section 7.1 or Section 7.2 would not be satisfied and cannot be cured by the Sellers by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Purchaser gives the Sellers written notice of such breach or failure to perform; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)           by either Seller, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Purchaser shall have occurred such that a condition set forth in Section 8.1 or Section 8.2 would not be satisfied and cannot be cured by Purchaser by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the terminating Seller gives the other Parties written notice of such breach or failure to perform; provided, however, that the terminating Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if such Seller is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h)           by Purchaser or either Seller, if the Company Stockholders Meeting (including, in each case, any postponements or adjournments thereof) shall have been completed and the Company Stockholder Approval has been voted upon at such meeting and shall not have been obtained.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall be given to the other Parties, specifying the provision hereof pursuant to which such termination is made, and (a) this Agreement shall be of no further force or effect and there shall be no liability on the part of Purchaser or the Sellers or any of their respective Affiliates or Representatives following any such termination; provided, however, that Section 6.2, this Section 10.2, Section 10.3 and Article 11 (other than Section 11.8) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Collaboration Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) except as set forth in Section 10.3, the termination of this Agreement shall not relieve any Party from any liability for fraud or willful and material breach of this Agreement prior to termination (which liability the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Contemplated Transactions).

Section 10.3 Expense Reimbursement.

(a)           In the event that:

(i)           this Agreement is terminated by the Company pursuant to Section 10.1(e), the Company shall pay to Purchaser or its designee the Expense Reimbursement by wire transfer of same day funds contemporaneously with (and as a condition to the effectiveness of) such termination to an account or accounts designated in writing by Purchaser; or

(ii)           this Agreement is terminated by Purchaser pursuant to Section 10.1(d), the Company shall pay to Purchaser or its designee the Expense Reimbursement by wire transfer of same day funds within one (1) Business Day after such termination to an account or accounts designated in writing by Purchaser.

(iii)          (A) this Agreement is terminated by Purchaser pursuant to Section 10.1(f) resulting from a willful and material breach of Section 5.3 or Section 5.4, (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal, or such Acquisition Proposal has otherwise been communicated to the Company Board or the Company Stockholders and shall have become publicly known, after the date hereof and prior to such termination, and such Acquisition Proposal has not been unconditionally withdrawn prior to such termination and (C) within twelve (12) months of such termination, any Seller consummates any Acquisition Proposal (regardless of when made) or any Seller shall have entered into a definitive agreement with respect to any Acquisition Proposal, which shall have been consummated (provided that, for purposes of this clause (C), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), the Company shall pay to Purchaser or its designee the Expense Reimbursement by wire transfer of same day funds prior to the consummation of such Acquisition Proposal.

(b)           It is understood that in no event shall the Company be required to pay the Expense Reimbursement on more than one occasion. As used herein, “Expense Reimbursement” shall mean an amount in cash equal to the reasonable, documented out-of-pocket expenses incurred by Purchaser in connection with the negotiation, execution and performance of the Transaction Documents and the transactions contemplated thereby; provided, however, that the maximum amount of the Expense Reimbursement which the Company shall be obligated to pay hereunder shall be $400,000. In any circumstance in which the Expense Reimbursement becomes due and payable and is paid by the Company in accordance with this Section 10.3, the Expense Reimbursement shall be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Purchaser in connection with, any and all losses or damages suffered or incurred by Purchaser, any of its Affiliates or any other Person in connection with this Agreement (collectively, “Purchaser Related Parties”) (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Purchaser or any of its Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Sellers arising out of or in connection with this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination. For the avoidance of doubt, Purchaser may seek specific performance to cause the Sellers to consummate the Contemplated Transactions in accordance with Section 11.8 or the payment of the Expense Reimbursement pursuant to this Section 10.3, but in no event shall Purchaser be entitled to both (i) specific performance to cause the Sellers to consummate the Contemplated Transactions in accordance with Section 11.8 and (ii) the payment of the Expense Reimbursement pursuant to this Section 10.3.

(c)           Purchaser’s right to receive payment from the Company of the Expense Reimbursement and any other payments pursuant to this Section 10.3 shall be the sole and exclusive remedy of the Purchaser Related Parties against the Sellers and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Seller Related Parties”) for any loss suffered as a result of the failure of Acquisition to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Seller Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(d)           The Parties acknowledge (i) that the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (ii) that the Expense Reimbursement is not a penalty, but a reasonable amount that will compensate Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 10.3(a), and, in order to obtain the payment, Purchaser commences a Legal Proceeding which results in a judgment against any Seller, the Sellers shall pay Purchaser its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Article 11
MISCELLANEOUS

Section 11.1 Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at, or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

Section 11.2 Fees and Expenses. Except as set forth in this Agreement, including in Section 10.3, each Party shall bear and pay all fees, costs, and Expenses that have been incurred or that are incurred in the future by such Party in connection with the Contemplated Transactions, including all fees, costs, and Expenses incurred by such Party in connection with or by virtue of: (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Programs (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review); (b) the negotiation, preparation, and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (c) the preparation and submission of any filing or notice required to be made or given in connection with any Contemplated Transaction and the obtaining of any Consent required to be obtained in connection with any Contemplated Transaction; and (d) the consummation of the Acquisition.

Section 11.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (provided confirmation of receipt of email is obtained), (b) on the Business Day after being sent by email if receipt is not confirmed according to prior subsection (a) on the date sent or (c) on the next Business Day if transmitted by nationally recognized overnight courier (providing proof of delivery), in each case addressed to the applicable Party at the address set forth below; provided, that a Party may change its address for receiving notice by the proper giving of notice hereunder:

if to Purchaser, to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

USA

Attention: Alliance Management

Email: alliancemgt@gilead.com

with a copy (which shall not constitute notice) to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94404

USA

Attention: General Counsel

Email: generalcounsel@gilead.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004

Attention: Allen Hicks; Cullen Taylor

Email: allen.hicks@hoganlovells.com; cullen.taylor@hoganlovells.com if to the Company:

HOOKIPA Pharma Inc.

350 Fifth Avenue, 72nd Floor, Suite 7240

New York, New York 10118

Attention: Malte Peters

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 10001

Attention: Div Gupta; Christophe Beauduin

Email: dgupta@cooley.com; cbeauduin@cooley.com

if to the Austrian Sub:

HOOKIPA Biotech GmbH

Kärntner Ring 5-7

1010 Vienna, Austria

Attention: Malte Peters

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 10001

Attention: Div Gupta; Christophe Beauduin

Email: dgupta@cooley.com; cbeauduin@cooley.com

Section 11.4 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 11.5 Counterparts and Exchanges by Electronic Transmission. The Parties agree that (a) this Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument and (b) execution of this Agreement by exchanging portable document format signatures or by electronic means (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall have the same legal force and effect as the exchange of original signatures.

Section 11.6 Governing Law.

(a)           This Agreement, and any action, arbitration, suit, or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any Contemplated Transaction, or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort, or otherwise), shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance, and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy, or dispute.

(b)           Any action, suit, or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any Contemplated Transaction or the legal relationship of the Parties (whether at law or in equity, whether in contract or in tort, or otherwise), including an action, suit, or other Legal Proceeding based upon intentional misrepresentation, willful breach, willful misconduct or fraud, shall be brought or otherwise commenced exclusively in the state or federal courts sitting in the State of New York, County of New York. Each Party: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of New York, County of New York (and each appellate court located in the same) in connection with any such action, suit, or Legal Proceeding; (ii) agrees that each state and federal court located in the State of New York, County of New York shall be deemed to be a convenient forum; (iii) waives any objection that it may now or hereafter have to the jurisdiction or laying of venue of any action or Legal Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any such court; and (iv) agrees not to assert (by way of motion, as a defense, or otherwise), in any such action, suit, or Legal Proceeding commenced in any state or federal court located in the State of New York, County of New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such action, suit, or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit, or Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. The Parties hereby agree that mailing of process or other papers in connection with any such action, suit, or Legal Proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

Section 11.7 Successors and Assigns. This Agreement shall be binding upon: (a) Purchaser and its successors and assigns (if any) and (b) each Seller and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of: (i) Purchaser; (ii) the Sellers; and (iii) the respective successors and permitted assigns (if any) of the foregoing. Neither Purchaser nor either Seller shall be permitted to assign any of their respective rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent; provided, that Purchaser may assign its rights, interests, and obligations hereunder without such prior written consent (x) to any Affiliate of Purchaser, or (y) in part in connection with any licensing of HIV Product or HBV Product. No assignments shall relieve the assigning Party of any of its obligations hereunder. Any attempted assignment or delegation by Purchaser or either Seller in violation of this Section 11.7 shall be null and void. For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit the assignment, transfer, license or other disposition after Closing of any of the Transferred Assets by Purchaser.

Section 11.8 Specific Performance. The Parties agree that a breach by any Party of any covenant, obligation, or other provision set forth in this Agreement may cause irreparable harm, and that in the event of any breach or threatened breach of this Agreement the other Party shall be entitled to seek (i) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation, or other provision and (ii) an injunction restraining such breach or threatened breach.

Section 11.9  Waiver. No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11.10 Amendments. This Agreement may not be amended, modified, altered, or supplemented, in whole or in part, other than by means of a written instrument, duly executed and delivered by Purchaser and the Sellers.

Section 11.11 Severability. In the event that any term or provision of this Agreement, or the application of any such term or provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement, and the application of such term or provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Law.

Section 11.12 Parties in Interest. No provision of this Agreement is intended to provide any rights or remedies to any employee, creditor, or other Person, other than Purchaser, the Sellers, and their respective successors and permitted assigns (if any).

Section 11.13 Entire Agreement. This Agreement and the other Transaction Documents set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof; provided, however, that the Collaboration Agreement, PVA, Quality Agreement and Clinical Supply Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until (a) the Closing Date, in accordance with Section 6.10(a) with respect to the Collaboration Agreement and Section 6.10(c) with respect to the PVA and (b) the date on which the Quality Agreement and the Clinical Supply Agreement are terminated or expire in accordance with their respective terms.

Section 11.14 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered Sections and sub-Sections contained in this Agreement, and the information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or sub-Section of this Agreement, except to the extent that: (a) such information is cross-referenced on another Section of the Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information relates to another representation or warranty of either Seller in this Agreement. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself). The phrases “provided to,” “made available” or similar words, when used in reference to any documents or other information made available to Purchaser or its Representatives, shall be deemed to include only such documents or other information were uploaded to and made available to Purchaser or its Representatives in the Data Room at least one (1) Business Day prior to the date of this Agreement (as evidenced by one or more USB electronic storage devices with all such documents or information and delivered by the Company to Purchaser or its Representatives in accordance with Section 6.6).

Section 11.15 Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the word “or” shall mean “and/or”. Except as otherwise indicated, all references to “Sections”, “Schedules”, and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively. Any Contract, instrument, or statute defined or referred to in this Agreement means such Contract, instrument, or statute, in each case as from time to time amended, modified, or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract or instrument defined or referred to in this Agreement shall include all exhibits, schedules, and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder. The terms “hereof”, “herein”, “hereunder”, “hereby”, “herewith”, and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. For all purposes of this Agreement, including any deadlines, delivery of notices or measurements of the period hereunder, a “day” shall mean 12:00 a.m. Eastern U.S. Time to 11:59:59 p.m. Eastern U.S. Time, on such day. Any references in this Agreement to “Dollars” or “$” shall be to U.S. dollars, unless otherwise specified. Unless otherwise specified in this Agreement, in computing any period of time described in this Agreement, the date that is the reference date in calculating such period, or the day of the act or event after which the designated period of time begins to run, will be excluded, and the last day of the period so computed will be included.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase Agreement as of the date first set forth above.

PURCHASER:

GILEAD SCIENCES, INC.

By:	/s/ Devang Bhuva
Name: Devang Bhuva
Title: SVP, Corporate Development

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Asset Purchase Agreement as of the date first set forth above.

SELLERS:

hookipa pharma Inc.

By:	/s/ Malte Peters
Name: Malte Peters
Title: Chief Executive Officer

hookipa biotech GMBH

By:	/s/ Malte Peters
Name: Malte Peters
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Glossary of Terms

For purposes of this Agreement (including this Exhibit A):

“ABGB” has the meaning assigned to such term in Section 3.3(e).

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case (A) containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives non-public information of or with respect to the Sellers to keep such information confidential, (B) containing customary confidentiality provisions for the type of transaction and (C) that does not prohibit the Company from providing any information to Purchaser in accordance with, or otherwise complying with, Section 8.4 or provide for the reimbursement by the Company or any of its Subsidiaries of any of the counterparty’s costs or expenses.

“Accounting Standards” means generally accepted accounting principles in the United States, consistently applied.

“Acquisition” has the meaning assigned to such term in Section 2.1.

“Acquisition Proposal” means any offer or proposal from a third party to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Contemplated Transactions) involving (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of either Seller (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the either Seller (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer; (ii) any purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of either Program, any Product or any Transferred Asset outside of the ordinary course; or (iii) any merger, amalgamation, consolidation, business combination, recapitalization, reorganization or other transaction involving either Seller pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding equity securities of the Company or its Subsidiary (by vote or economic interests) after giving effect to the consummation of such transaction. For avoidance of doubt, a liquidation or dissolution of the Company or any of its Subsidiaries shall not be an Acquisition Transaction.

“Adverse Event” means any untoward medical occurrence associated with the use of a biologic/medicinal product in a human, whether or not considered related to the drug/medicinal product.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the possession, directly or indirectly, of the power, whether by contract, equity ownership, as trustee, personal representative or executor, credit arrangement or otherwise, to direct or cause the direction of the policies and/or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates”.

“Agreement” has the meaning assigned to such term in the Preamble.

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 5.4(b).

“Assumed Liabilities” has the meaning assigned to such term in Section 2.3.

“Austrian Stamp Duty” has the meaning assigned to such term in Section 6.3(a).

“Austrian Sub” has the meaning assigned to such term in the Preamble.

“Bank Accounts” means (a) with respect to the Closing Payment, the bank accounts of the Company and the Austrian Sub designated by the Company no later than five (5) Business Days prior to the Closing Date or (b) with respect to any Transfer Completion Payment, the bank accounts of the Company and the Austrian Sub designated by the Company no later than five (5) Business Days prior to the date on which such Transfer Completion Payment will be paid.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, which is attached hereto as Exhibit B.

“BIOSECURE Act” means any applicable Law that is based on or similar to HR 8333, as passed by the U.S. House of Representatives on September 9, 2024, as amended.

“Board Recommendation Change” has the meaning assigned to such term in Section 5.4(d)(vi).

“Business Day” means any day other than (a) a Saturday, Sunday, or a federal holiday in the United States or Vienna, Austria or (b) a day on which commercial banks in Vienna, Austria, Foster City, California or New York, New York are authorized or required to be closed, (c) December 26th through December 31st, or (d) the seven (7)-day period that begins on a Sunday and ends on a Saturday during which period July 4th occurs.

“cGCP” means the then-current standards, practices, and procedures: (a) promulgated or endorsed by the FDA as set forth in the guidelines entitled, “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA; (b) set forth in Directive 2001/20/EC of the European Parliament and of the Council of April 4, 2001, Commission Directive 2005/28/EC of April 8, 2005 and Regulation (EU) No 536/2014 of the European Parliament and of the Council of 16 April 2014; (c) ICH Guideline for Good Clinical Practice E6; (d) analogous Laws of an applicable Regulatory Entity; and (e) all additional Regulatory Entity documents or regulations that replace, amend, modify, supplant, or complement any of the foregoing.

“cGLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, as such regulations may be amended from time to time, and analogous Laws of an applicable Regulatory Entity and all additional Regulatory Entity documents or regulations that replace, amend, modify, supplant, or complement any of the foregoing.

“cGMP” means then-current standards for the Manufacture of pharmaceutical products, pursuant to:(a) the FDCA (21 U.S.C. § 321 et seq.); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, and 211); (c) European Community Directives 2003/94 and 91/356/EC; (d) the European Community Guide to Good Manufacturing Practice for Medicinal Intermediate Products; (e) ICH Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (f) analogous Laws of an applicable Regulatory Entity at the time of Manufacture; and (g) all additional Regulatory Entity documents or regulations that replace, amend, modify, supplant, or complement any of the foregoing.

“Charter Document” means the certificate of incorporation, incorporation deed, bylaws, memorandum of association, certificate of association, limited partnership agreement, limited liability company agreement, limited-liability limited partnership agreement, or equivalent governing document(s) of an Entity.

“Clinical Supply Agreement” means that certain Clinical Supply Agreement, dated December 22, 2020, by and between Austrian Sub and Purchaser.

“Clinical Trial” means a human clinical study conducted on human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support regulatory approval of such pharmaceutical product or label expansion of such pharmaceutical product.

“Closing” has the meaning assigned to such term in Section 2.5(b).

“Closing Date” has the meaning assigned to such term in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreement” has the meaning assigned to such term in the Recitals.

“Collaboration Partner” means any Third Party involved in the Research, Development, Manufacturing, or Commercialization with respect to any Program (which, for clarity, does not include Purchaser but does include any Third Party to an Inbound License or Outbound License).

“Commercialize” has the meaning assigned to such term in the Collaboration Agreement.

“Company” has the meaning assigned to such term in the Preamble.

“Company Board” has the meaning assigned to such term in the Recitals.

“Company Board Recommendation” has the meaning assigned to such term in the Recitals.

“Company Shares” means shares of Common Stock, $0.0001 par value per share, of the Company.

“Company Stockholder Approval” has the meaning assigned to such term in Section 3.1(b).

“Company Stockholders” means the holders of Company Shares.

“Company Stockholders Meeting” has the meaning assigned to such term in Section 5.3(b).

“Confidential Information” means: (a) all non-public information that is (i) owned, used, controlled or possessed by either Seller or any of such Seller’s Affiliates as of the Closing and (ii) included in or related to the Programs, the Products or the Transferred Assets, held in any form; and (b) all information deemed Confidential Information, as defined in the Collaboration Agreement.

“Consent” means any approval, consent, ratification, permission, waiver, Order, or authorization.

“Contemplated Transactions” means all transactions and actions contemplated by the Transaction Documents, including the Acquisition.

“Contract” means any written, oral, or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

“CRE Item” has the meaning assigned to such term in the Transfer Plan.

“Damages” means any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost (including costs of investigation, defense or enforcement of this Agreement), amounts paid in settlement, or Expense of any nature (in each case including reasonable attorneys’ and expert fees).

“Data” means any and all data and results that has arisen or arises from the Research, Development or Manufacturing activities, including pharmacology data, preclinical data, clinical data, development protocols, investigator reports (both preliminary and final), Safety Data, statistical analysis, expert opinions and reports, and safety and other electronic databases, manufacturing and analytical data, including quality control records and procedures. in each case, in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by Laws) and the like.

“Data Room” means the virtual data room established in connection with the Contemplated Transactions and hosted by Datasite related to “Hera” as of 11:59 p.m. Eastern U.S. time on the day immediately prior to the date of this Agreement.

“Develop” has the meaning assigned to such term in the Collaboration Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Claim” has the meaning assigned to such term in Section 9.7(b).

“Disclosure Schedule” means the Schedule delivered to Purchaser on behalf of the Sellers and prepared in accordance with Section 11.14.

“EMA” means the European Medicines Agency.

“End Date” has the meaning assigned to such term in Section 10.1(b).

“Enforceability Exceptions” means the effect, if any, of (a) applicable bankruptcy, insolvency, moratorium, or other similar Laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust (including incomplete-gift nongrantor gift trusts established in any jurisdiction), company (including any limited liability company, or joint stock company), firm or other enterprise, association, organization, or entity.

“Equity Interests” means shares of capital stock, membership interests in a limited liability company, partnership interests, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such Equity Interest or any stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of, or other equity or voting interest in any Person.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Assets” has the meaning assigned to such term in Section 2.1(g).

“Excluded Liabilities” has the meaning assigned to such term in Section 2.4.

“Expense” means any fee, cost, expense, payment, expenditure, or Liability.

“Expense Reimbursement” has the meaning assigned to such term in Section 10.3(b).

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Foreign Government Official” means (i) any officer or employee of a foreign Governmental Entity or any department, agency or instrumentality thereof (including a state-owned or state-controlled entity); (ii) any officer or employee of a public international organization; (iii) any Person acting in an official capacity for or on behalf of any such foreign Governmental Entity or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (iv) any party official or candidate of any party, excluding, in each case, any official of the government of the United States.

“GAAP” means (i) with respect to the Company, United States generally acceptable accounting principles issued by the Financial Accounting Standards Board and the Governmental Accounting Standards Board and (ii) with respect to the Austrian Sub, Austrian generally acceptable accounting principles (Unternehmensgesetzbuch, UGB).

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“Government-Funded IP” means any Transferred IP that was created, developed or reduced to practice, using any funding, facilities or personnel of any Governmental Entity or any university, college or other educational institution or research institute.

“Governmental Entity” means any applicable: (a) multinational or supranational governmental body exercising legislative, judicial, or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (c) national, regional, state, provincial, local, municipal, foreign, or other government; (d) instrumentality, subdivision, department, ministry, board, court, administrative agency, regulatory authority, or commission, or other governmental Entity, authority, or instrumentality or political subdivision thereof; or (e) any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing, or other governmental functions, in each case, including, for the avoidance of doubt, any Taxing Authority.

“HB-400 Program” means the Research, Development and Manufacturing of HBV Products by or on behalf of Sellers.

“HB-500 Program” means the Research, Development, and Manufacturing of HIV Products by or on behalf of the Sellers.

“HBV” means hepatitis B virus.

“HBV Antigen” has the meaning assigned to such term in the Collaboration Agreement but also including any Improvements thereto.

“HBV Contracts” mean those Contracts set forth on Schedule 2.1(a)(v).

“HBV Know-How” means all Know-How (a) owned or purported to be owned, solely or jointly, by the Sellers or (b) licensed or purported to be licensed to the Sellers under the HBV Contracts or HBV Licenses, in each of (a) and (b) that are necessary or reasonably useful for Researching, Developing, Manufacturing or Commercializing HBV Products, including such Know-How set forth on Schedule 2.1(a)(i)(B).

“HBV Licenses” means those Inbound Licenses and Outbound Licenses related to the HB-400 Program set forth on Schedule 2.1(a)(iv).

“HBV Materials” means all Materials related to or used in connection with the HB-400 Program, including for clarity, any HBV Vaccines and HBV Products, including those set forth on Schedule 2.1(a)(ii).

“HBV Patents” means all Patent Rights (a) owned or purported to be owned, solely or jointly, by the Sellers or (b) licensed or purported to be licensed to the Sellers under the HBV Contracts or HBV Licenses, in each of (a) and (b), that are necessary or reasonably useful for Researching, Developing, Manufacturing or Commercializing HBV Products, including the Patent Rights set forth on Schedule 2.1(a)(i)(A).

“HBV Product” means any product containing, incorporating, or otherwise including an HBV Vaccine, in any dosage strength, formulation, or method of administration.

“HBV Records” means all books, records, files, agreements, manuals and other documents generated or obtained or used, in the possession or control of, the Sellers in connection with the HB-400 Program, including Regulatory Documents and any other books, records, documents, and files to the extent containing Data with respect to the HB-400 Program, including those set forth on Schedule 2.1(a)(iii).

“HBV Technology” means the HBV Patents and the HBV Know-How.

“HBV Vaccine” means any vaccine developed under the Collaboration Agreement (or the Original Collaboration Agreement), which vaccine was developed from or otherwise uses the HOOKIPA Technologies to express one (1) or more HBV Antigens.

“Healthcare Laws” means all applicable laws, rules, regulations, orders or similar, including those governing or relating to pharmaceutical companies, clinical trials, biomedical research, laboratory studies, recordkeeping, manufacturing, testing, development, approval, processing and use of any Product.

“HIV” means the human immunodeficiency virus.

“HIV Antigen” has the meaning assigned to such term in the Collaboration Agreement, but also including any Improvements thereto.

“HIV Contracts” means those Contracts set forth on Schedule 2.1(b)(v).

“HIV Know-How” means all Know-How (a) owned or purported to be owned, solely or jointly, by the Sellers or (b) licensed or purported to be licensed to the Sellers under the HIV Contracts or HIV Licenses, in each of (a) and (b), that are necessary or reasonably useful for Researching, Developing, Manufacturing or Commercializing HIV Products, including the Data held by or on behalf of Sellers as of the Closing Date that would be included in the Option Exercise Data Package, including the Know-How set forth on Schedule 2.1(b)(i)(B).

“HIV Licenses” means those Inbound Licenses related to the HB-500 Program set forth on Schedule 2.1(b)(iv).

“HIV Materials” means those Materials related to, obtained or used in connection with the HB-500 Program, including, HIV Vaccines and HIV Products set forth on Schedule 2.1(b)(ii).

“HIV Patents” means all Patent Rights (a) owned or purported to be owned, solely or jointly, by the Sellers or (b) licensed or purported to be licensed to the Sellers under the HIV Contracts or HIV Licenses, in each of (a) and (b), that are necessary or reasonably useful for Researching, Developing, Manufacturing or Commercializing HIV Products, including the Patent Rights set forth on Schedule 2.1(b)(i)(A).

“HIV Product” means any product containing, incorporating, or otherwise including an HIV Vaccine, in any dosage strength, formulation, or method of administration. For clarity, “HIV Product” shall include any HB-500 Program Candidate and HB-500 Program Product (each as defined under the Collaboration Agreement).

“HIV Records” means all books, records, files, agreements, manuals and other documents generated or obtained or used in, or in the possession or control of, the Sellers in connection with the HB-500 Program, including those set forth on Schedule 2.1(b)(iii), but expressly excluding any Regulatory Documents for the HB-500 Program, for which only copies will be provided.

“HIV Technology” means the HIV Patents and the HIV Know-How.

“HIV Trial” means that certain phase I Clinical Trial being conducted by the Sellers using the HIV Product, number NCT06430905, titled “Safety, Reactogenicity and Immunogenicity of HB-502 and HB-501 Versus Placebo in People with HIV on Suppressive ART.”

“HIV Vaccine” means any vaccine developed under the Collaboration Agreement or the Original Collaboration Agreement, which vaccine was developed from or otherwise uses the HOOKIPA Technologies to express one or more HIV Antigens.

“HOOKIPA Technologies” has the meaning assigned to such term in the Collaboration Agreement.

“Improvements” has the meaning assigned to such term in the Collaboration Agreement.

“Inbound License” means any Contract pursuant to which either Seller is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under any Transferred IP of any other Person, other than any Contract with a vendor or other service provider entered into in the ordinary course of business under which either Seller is granted a non-exclusive license which is incidental to the provision of services or goods by such vendor or service provider. For the avoidance of doubt, “Inbound Licenses” shall include the AdVec License, NIH License, Minnesota License and Edinburgh License, each as defined in the Disclosure Schedule.

“IND” means an Investigational New Drug Application in the U.S. filed with the FDA or the corresponding application for the investigation of a product in any other country or group of countries, as defined in the Laws and filed with the Regulatory Entity of the relevant country or group of countries.

“Indemnified Party” has the meaning assigned to such term in Section 9.7(a)(i).

“Indemnifying Party” has the meaning assigned to such term in Section 9.7(a)(i).

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature throughout the world, including all (i) Patent Rights; (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights and author rights in both published and unpublished works, including all rights in compilations, databases, software, code and computer programs, manuals, sui generis rights, neighboring rights and other documentation and all copyright registrations and applications; (iv) Know-How; (v) rights in software, technical data and technical databases, and industrial property rights; (vi) embodiments of any of the foregoing; and (vii) rights to assert, claim, enforce or sue and collect damages or seek other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IP Personnel” has the meaning assigned to such term in Section 3.8(c).

“Know-How” means all (a)  tangible and intangible scientific or technical information, know-how, and Data of any type whatsoever, whether or not patentable, including inventions, discoveries, trade secrets, confidential information, specifications, instructions, processes, formulae, expertise and other technology applicable to compounds, sequences, molecules, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, quality control, manufacturing, preclinical, and clinical data, instructions, processes, formulae, expertise, and information, and copies thereof, relevant to the development, manufacture, use, or commercialization of, or which may be useful in studying, testing, development, production, or formulation of, products, or intermediates for the synthesis thereof and (b) intangible rights in Materials and intangible rights in Regulatory Documents.

“Knowledge of the Sellers” means the actual knowledge, following reasonable inquiry, of each of the officers of each Seller and the individuals set forth on Schedule A. With respect to matters involving Intellectual Property, “reasonable inquiry” does not require that any of such persons conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any registered Intellectual Property clearance searches to the extent not actually conducted or obtained, and no knowledge of any third party registered Intellectual Property that would have been revealed by such inquiries, opinions or searches, to the extent not actually conducted or obtained, will be imputed to such persons.

“Law” means any national, regional, local and foreign supranational (EU or otherwise) or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, Order, rule, regulation, sanction, or requirement issued, enacted, adopted, promulgated, entered, implemented, or otherwise put into effect by or under the authority of any Governmental Entity. For the avoidance of doubt, the term “Law” includes any and all applicable Privacy Laws, Healthcare Laws and Sanctions Laws.

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, assessment or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, hearing, inquiry, audit, examination or investigation), commenced, brought or conducted by or before any Governmental Entity or any arbitrator or arbitration panel or other tribunal.

“Liability” or “liabilities” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with Accounting Standards and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, security interest, encumbrance, license, covenant, equitable interest, option, assignment to a Third Party, power of sale, possessory interest, conditional sale, or other title retention arrangement, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest, or restriction or security interest of any nature (including any restriction on the voting of any security or restriction on the transfer, use, or ownership of any security or other asset).

“Manufacture” has the meaning assigned to such term in the Collaboration Agreement.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or together with other Effects, has or would reasonably be expected to have a material adverse effect on (a) the Programs, Transferred Assets and the Assumed Liabilities, taken as a whole, or (b) the ability of Sellers to perform their obligations under this Agreement and consummate the Contemplated Transactions on a timely basis; provided, however, that, in the case of clause (a), any Effect, individually or together with other Effects, arising or resulting from the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general business, political, or economic conditions generally affecting the industry in which Sellers operate; (ii) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions; (iii) changes in financial, banking or securities markets; (iv) any change in any Law or GAAP (or interpretations of any Law or GAAP); (v) any change in the stock price or trading volume of the Company’s common stock or its continued listing (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Company’s common stock may be taken into account in determining whether a Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (vi) the failure of Company to meet internal or analysts’ expectations or projections or the results of operations of Company (it being understood, however, that any Effect causing or contributing to the failure of Company to meet internal or analysts’ expectations or projections or the results of operations of Company may be taken into account in determining whether a Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (vii) the announcement of this Agreement or the pendency of the Contemplated Transactions; or (viii) the taking of any action expressly required to be taken by this Agreement; except, with respect to clauses (i) through (iv), to the extent disproportionately affecting Sellers, taken as a whole, relative to other similarly situated companies in the industries in which Sellers operate, in which case, such Effect shall be taken into account to the extent of such disproportionate effect on Sellers.

“Material Contract” has the meaning assigned to such term in Section 3.14(b).

“Materials” mean any tangible chemical or biological materials, including any compounds, substances and mixtures, genes, DNA, RNA, peptides, plasmids, clones, vectors, cell lines, viral seeds, reagents, cultures and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material embodying any Know-How.

“NASDAQ” means the NASDAQ Stock Market.

“Non-Assignable Asset” has the meaning assigned to such term in Section 6.4(a).

“Non-Conflicting Transaction” means a transaction to which either Seller is a party that (a) is not an Acquisition Transaction, (b) would not adversely impact the Programs, the Transferred Assets or the Assumed Liabilities, (c) does not involve a sale, transfer, license or other disposition of any Transferred Asset and (d) would not require the abandonment or termination of this Agreement or the Contemplated Transactions, hinder or delay the consummation of the Contemplated Transactions, or otherwise negatively impact the rights of Purchaser or the obligations of the Sellers under this Agreement.

“Notice Period” has the meaning assigned to such term in Section 5.4(e)(i)(C).

“OFAC” means the Office of Foreign Assets Control.

“Oncology Products” has the meaning assigned to such term in Section 6.5.

“Option Exercise Data Package” has the meaning assigned to such term in the Collaboration Agreement.

“Order” means any order, writ, injunction, judgment, edict, decree, ruling, or award of any arbitrator or any court or other Governmental Entity.

“Original Collaboration Agreement” has the meaning assigned to such term in the Collaboration Agreement.

“Outbound License” means any Contract pursuant to which either Seller grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Transferred IP to any other Person, other than non-exclusive licenses granted to a vendor or other service provider entered into in the ordinary course of business and which are ancillary to the provision of the applicable goods or services to the applicable Seller.

“Party” and “Parties” have the respective meanings assigned to such term in the Preamble.

“Patent Assignment Agreements” means those certain written assignment agreements, including for recordation with patent authorities, which are attached hereto as Exhibit C.

“Patent Rights” means all rights, title, and interests in and to: (a) all national, regional, and international patents and patent applications filed in any country of the world, including provisional patent applications and all supplementary protection certificates; (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority to any of the foregoing, including any continuation, continuation-in-part, divisional, provisional, converted provisional, and continued prosecution application, or any substitute application; (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents, design patents, and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

“Permit” means (a) any permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, variance, sanction, exemption, Order, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law or (b) any right under any Contract with any Governmental Entity.

“Permitted Lien” means (a) statutory liens for Taxes not yet due and payable, (b) mechanics’, materialmens’, carriers’ and similar statutory liens arising or incurred in the ordinary course of business which liens relate to obligations not due and payable as of the Closing Date and which are not material, and (c) rights reserved by licensors pursuant to the Inbound Licenses.

“Person” means any individual, Entity or Governmental Entity.

“Personal Information” means data and information that either alone or in combination with other reasonably available data may identify a natural person including any data defined as “personal data,” “personal information”, “nonpublic personal information” or similar under applicable Privacy Laws.

“Phase 1 Payment” has the meaning assigned to such term in Section 2.5(a).

“Phase 2 Payment” has the meaning assigned to such term in Section 2.5(a).

“Phase 3 Payment” has the meaning assigned to such term in Section 2.5(a).

“Phase Completion Dispute Notice” has the meaning assigned to such term in Section 5.5(c).

“Phase Completion Notice” has the meaning assigned to such term in Section 5.5(c).

“Pre-Closing Straddle Period Property Taxes” means, for a property or similar ad valorem Tax period that begins on or before and ends after the Closing Date, the portion of the property or similar ad valorem Tax liability for such Tax period that is allocable to the Pre-Closing Tax Period, determined by multiplying the total Tax liability for such Tax period by the quotient obtained by dividing the number of days in such Tax period through the Closing Date by the total number of days in such Tax period.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Privacy Laws” means all applicable Laws relating to data protection, privacy and/or data security of Personal Information that apply to the Seller, including, as applicable, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and the EU ePrivacy Directive 2002/58/EC of 12 July 2002 and their related implementing legislation of the EU Member States as well as GDPR as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 as amended, the UK Data Protection Act 2018 and the Privacy and Electronic Communications (EC Directive) Regulations 2003, U.S. Laws including Laws governing data breach notification, consumer protection and privacy Laws, and applicable regulations and standards governing the use of Personal Information in human subject research.

“Privacy Policies” has the meaning assigned to such term in Section 3.9(a).

“Product” means an HBV Product or an HIV Product, as the context requires.

“Programs” mean the HB-400 Program and the HB-500 Program.

“Protected Information” means any information that is (a) Confidential Information; (b) Personal Information; (c) governed, regulated or protected by one or more applicable Privacy Laws; (d) not publicly available and which either Seller receives from or on behalf of individual customers of the Seller; (e) subject to a confidentiality obligation or in which either Seller has Intellectual Property rights; or (f) derived from Protected Information to the extent such derived information meets one or more of the definitions under paragraphs (a) through (e).

“Proxy Statement” means the proxy statement filed by the Company with the SEC in connection with the Company Stockholders Meeting, including any amendments and supplements thereto.

“Purchase Price” has the meaning assigned to such term in Section 2.5(a).

“Purchaser” has the meaning assigned to such term in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser set forth in Section 4.1 (Standing; Authority and Due Execution), Section 4.2 (Non-Contravention) and Section 4.4 (Brokers’ and Finders’ Fees).

“Purchaser Indemnitees” has the meaning assigned to such term in Section 9.1.

“Purchaser Related Parties” has the meaning assigned to such term in Section 10.3(b).

“PVA” means that certain Pharmacovigilance Agreement, dated as of November 7, 2023, by and between Austrian Sub and Purchaser.

“Quality Agreement” means that certain Quality Agreement for Manufacturing of Bulk Drug Substance and Drug Product, dated as of October 21, 2021, by and between Austrian Sub and Purchaser.

“Regulatory Documents” mean all tangible regulatory applications, submissions, registrations, notifications, reports, correspondences and other communications, or other filings made to, received from, or otherwise conducted with, or licenses, authorizations or approvals granted by, a Regulatory Entity including for clarity, (a) INDs, clinical trial reports, Adverse Event reports and other Safety Data reports, and all supporting files, writings, and reports prepared for submission to a Regulatory Entity or any other Governmental Entity in connection therewith, and (b) manufacturing reports and documents, reports and information related to inspections by any Regulatory Entity. For clarity, Regulatory Documents refer to the tangible documents but excludes all Data contained therein, which is considered Know-How.

“Regulatory Entity” means any Governmental Entity having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, sale, marketing, promotion, commercialization, shipment, import, export or distribution of Products, including the FDA and the EMA.

“Related Party” means: (a) any Seller Associate; (b) any Affiliate of any Seller Associate; or (c) any trust or other Entity in which any Seller Associate holds (or in which more than one (1) of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, financial, or Equity Interest.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, and representatives. The term “Representatives” shall be deemed to include current and future “Representatives”.

“Research” has the meaning assigned to such term in the Collaboration Agreement.

“Safety Data” means all Adverse Events, adverse drug reactions, complaints and similar reporting obligations required under applicable Law with respect to a pharmaceutical or biological product.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” means any Person that is the subject or target of economic sanctions or trade restrictions or similar restrictions under Sanctions Laws, including: (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) U.S. Department of the Treasury, OFAC Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, Foreign Sanctions Evaders List, or the Non-SDN Menu-Based Sanctions List, (ii) the U.S. Department of Commerce, Bureau of Industry and Security’s Entity List, Unverified List, or Denied Persons List, and (iii) the U.S. Department of State’s Debarred Persons List; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned or fifty percent (50%) or more, directly or indirectly, individually or in the aggregate, or controlled by or acting for the benefit or on behalf of a Person described in the foregoing clauses (a) and (b).

“Sanctions Laws” means all applicable U.S. and non-U.S. laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to export hardware, software, technology and/or services, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC of the U.S. Department of the Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, and any other similar applicable Laws of any other jurisdiction.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” has the meaning assigned to such term in Section 5.3(a).

“Seller” and “Sellers” have the respective meanings assigned to such term in the Preamble.

“Seller Associate” means (a) any current or former officer, retiree, or other employee of either Seller or any of its Subsidiaries or (b) any current or former independent contractor, consultant, agent, or director or manager of either Seller or any of its Subsidiaries, in each case involved in the Programs.

“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Section 3.1 (Organizational Matters; Authority), Section 3.2(a)(i) and Section 3.2(a)(ii) (Non-Contravention and Consents), Section 3.3 (Solvency), Section 3.7 (Title to Assets), Section 3.8 (Intellectual Property and Related Matters), Section 3.10(a) and (c) (Compliance; Permits), Section 3.12 (Brokers’ and Finders’ Fees) and Section 3.16 (Fair Market Value).

“Seller Indemnitees” has the meaning assigned to such term in Section 9.2.

“Seller Related Parties” has the meaning assigned to such term in Section 10.3(c).

“Seller System” means any information technology or computer system (including software, hardware, equipment, databases, and telecommunications infrastructure) for the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of electronic or other data or information, in each case that is owned or developed by and used in, useful for, or otherwise related to the conduct of the Programs.

“Series A Notice” has the meaning assigned to such term in Section 5.3(d).

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company; Series A-1 Convertible Preferred Stock, par value $0.0001 per share, of the Company; and Series A-2 Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Series A Stockholders” means the holders of Series A Preferred Stock.

“Shared Contracts” has the meaning assigned to such term in Section 6.4(c).

“Stock Purchase Agreement” means the Amended and Restated Stock Purchase Agreement, dated as of December 20, 2023, by and between the Company and Purchaser.

“Sublicense Termination Date” means, on an Inbound License-by-Inbound License basis, the earliest of the date on which (a) Purchaser receives consent to the assignment of such Inbound License from the applicable licensor, (b) Purchaser and the applicable licensor enter into a new agreement with respect to the Transferred IP that is the subject of such Inbound License, or (c) Purchaser delivers notice to the Sellers that Purchaser terminates the sublicense under such Inbound License.

“Subsidiary” means, with respect to any Person, any Entity of which such Person directly or indirectly owns or purports to own, beneficially, or of record (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial, or ownership interests in such Entity.

“Superior Proposal” means any bona fide written Acquisition Proposal by a Person other than Purchaser or its Affiliates that was not the result of a breach of Section 5.4 and the Company Board has determined in good faith (after consultation with its financial advisor and legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, timing and financing aspects of the proposal (including certainty of closing and the identity of the Person making the proposal), that the Company Board deems relevant, and (b) if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Acquisition (taking into account any revisions to this Agreement made or proposed in writing by Purchaser prior to the time of such determination).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, escheat, unclaimed property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, estimated, ad valorem, severance, value-added, goods and services, harmonized sales, stamp, occupation, windfall profits, transfer or excise tax, or any other tax, fee, levy, impost, tariff, custom, duty or other charge or assessment of any kind whatsoever in the nature of a tax, including all employment insurance, health insurance and government pension plan premiums or contributions, together with any interest, penalty, surcharge or other addition thereto, whether disputed or not, imposed by any Governmental Entity, and for any of the aforementioned regardless of whether they are payable as a primary or secondary liability (payable as a taxpayer or for another taxpayer, including a transferee or successor) and including any payments on a contractual basis with respect to any of the aforementioned, including any obligation to indemnify or otherwise assume or succeed the tax liability of another person or entity.

“Tax Return” means any return, report or similar written statement made, prepared, filed with or supplied to, or required to be made, prepared, filed with or supplied to, a Governmental Entity with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax, and, in each case, including any schedules, annexes, calculations or other documentation filed together therewith.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity, quasi-Governmental Entity or any political subdivision or agency thereof that imposes, administers or collects such Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder) other than the Seller, its wholly owned Subsidiaries, Purchaser or any Affiliate of Purchaser.

“Third Party Claim” has the meaning assigned to such term in Section 9.7(a)(i).

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Patent Assignment Agreements, and each other agreement, certificate or document referred to in this Agreement or to be executed in connection with any Contemplated Transaction.

“Transaction Taxes” has the meaning assigned to such term in Section 6.3(a).

“Transfer Completion Payment” has the meaning assigned to such term in Section 2.5(a).

“Transfer Plan” has the meaning assigned to such term in Section 5.5(b).

“Transferred Assets” has the meaning assigned to such term in Section 2.1.

“Transferred Contracts” means the HBV Licenses, HBV Contracts, HIV Licenses and HIV Contracts.

“Transferred IP” means the HBV Technology and the HIV Technology.

“Transferred Materials” mean the HBV Materials and the HIV Materials.

“UK GDPR” means the GDPR as incorporated into United Kingdom law pursuant to s.3 of the European Union (Withdrawal Act) 2018.

“Unitary Patent” means the new European patent with unitary effect covering certain EU Member States and administered by the European Patent Office as established pursuant to Regulation (EU) No 1257/2012.

“Withholding Tax” has the meaning assigned to such term in Section 2.7(a).

EXHIBIT B

Bill of Sale

See attached.

EXHIBIT C

Patent Assignment Agreements

See attached.

EXHIBIT D

Standard Contractual Clauses

See attached.

Exhibit 10.1

May 21, 2025

Hookipa Biotech GmbH

St Marx Vienna BioCenter: Helmut-Qualtinger-Gasse 2

1030 Vienna Austria

Attn: Malte Peters, Chief Executive Officer

Re:         Request to wind-down the HIV Trial

Dear Mr. Peters,

As you are aware, Gilead Sciences, Inc. (“Gilead”) and Hookipa Biotech GmbH (“Hookipa”) are parties to that certain Amended and Restated Research Collaboration and License Agreement, effective February 15, 2022 (the “Collaboration Agreement”) pursuant to which Gilead received the exclusive right to exploit HBV Products and an exclusive option with respect to HIV Products. Capitalized terms used but not defined in this letter (this “Letter”) have the meaning assigned to them in the Collaboration Agreement.

Under the Collaboration Agreement, Hookipa is responsible for conducting the Phase 1b Clinical Trial (NCT06430905) pursuant to the HIV Development Plan (the “HIV Trial”), including analyzing the samples from subjects enrolled in such HIV Trial. Hookipa is currently conducting the HIV Trial and has collected all of the samples necessary from subjects in the HIV Trial to conduct the sample analysis required under the HIV Development Plan as set forth on Exhibit A (“Sample Analysis”). Hookipa has reached out to Gilead requesting the right to wind-down the HIV Trial, notwithstanding its status as not completed under the HIV Development Plan.

At the same time, the Parties are discussing an asset sale pursuant to which Gilead would purchase certain HIV and HBV related assets from Hookipa and its Affiliate (the “APA”), excluding the HIV Trial. In connection with such discussions and execution of the APA, and in light of Hookipa’s request to wind-down the HIV Trial, Gilead is willing to permit Hookipa to wind-down the HIV Trial in accordance with the terms of this Letter.

Effective solely upon the date the APA is fully executed, Gilead consents to Hookipa’s request to wind-down the HIV Trial, provided however that (i) such wind-down is conducted in accordance with Applicable Laws, (ii) Hookipa remain solely responsible for such wind-down of the HIV Trial, and (iii) Hookipa conducts the Sample Analysis at its own cost and provides Gilead with the raw data and summary analysis thereof as required under this Letter and the APA, including the Transfer Plan therein (as defined in APA).

For the avoidance of doubt, Gilead’s consent to wind-down the HIV Trial applies only where the APA has been fully executed. If the APA is never executed by the Parties, such consent shall be void and of no effect and Hookipa shall remain obligated to conduct the HIV Trial pursuant to the Collaboration Agreement.

Solely to the extent Hookipa has not completed the wind-down of the HIV Trial at Closing (as defined in the APA), Gilead hereby grants Hookipa, effective only as of Closing, a worldwide, non-exclusive, non-transferable, limited license under that HIV Technology (as defined in the APA) owned by Gilead solely to the extent necessary for Hookipa to wind-down the HIV Trial, which license shall terminate automatically upon the completion of such wind-down.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com

phone 650 574 3000 facsimile 650 578 9264

In addition, Section 18.9 (Notices) of the Collaboration Agreement is amended to (i)replace the reference to “Joern Aldag” with “Malte Peters” in light of the change in Hookipa’s chief executive officer and (ii) replace the reference to “Squire Patton Boggs (US) LLP” as a courtesy notice recipient with “Cooley LLP, 55 Hudson Yard, New York, NY 10001-2157, Attn: Christophe Beauduin”. Hookipa hereby agrees that this Letter was delivered with satisfactory notice under the Collaboration Agreement.

Except as modified by this Letter, the Collaboration Agreement remains in full force and effect. This Letter shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. The provisions of Article 18 are incorporated by reference mutatis mutandi (including Section 18.9, as amended above). Kindly counter-sign this Letter acknowledging Hookipa’s consent to the terms of this Letter.

[Signature Page Follows]

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com

phone 650 574 3000 facsimile 650 578 9264

Sincerely,

Gilead Sciences, Inc.

By:	/s/ Devang Bhuva
Name: Devang Bhuva
Title: SVP, Corporate Development

Agreed and accepted by a duly authorized representative of Hookipa Biotech GmbH

By:	/s/ Malte Peters

Name:	Malte Peters

Title:	Chief Executive Officer

Date:	May 21, 2025

[Signature Page to Letter Agreement Regarding Collaboration Agreement Amendment]

Exhibit 10.2

AGREEMENT amending the

EMPLOYMENT AGREEMENT dated July 22, 2024

This Agreement (the “Side Letter”) is made between HOOKIPA Biotech GmbH (the “Company”) and Dr. Malte Peters (the “Executive”). Dr. Malte Peters was appointed as Managing Director (Geschäftsführer) of the Company and currently holds this position.

The Company and the Executive are parties to an employment agreement dated July 22, 2024 (the “Employment Agreement”). Terms used in this Side Letter shall have the meaning given to them in the Employment Agreement, unless otherwise defined herein.

As of even date herewith, the Company, the Company's sole shareholder, HOOKIPA Pharma, Inc. (the “Parent”) and Gilead Sciences, Inc. (“Gilead”) are entering into an Asset Purchase Agreement whereby Gilead will acquire certain assets of the Parent and the Company (the consummation of such transactions, the “Closing”).

The Parent intends to resolve on the dissolution (Auflösung) of the Company and to liquidate the Company, whereby the operations of the Company are intended to be closed as quickly as possible during such a liquidation. A liquidator must be appointed for this in accordance with the statutory provisions, and the Parent envisages to appoint the Executive as a liquidator. The Executive is willing to accept this position.

The Employment Agreement shall also form the contractual basis for the Executive's appointment as liquidator of the Company. The Employment Agreement dated July 22, 2024, will be amended as follows, with effect from the date of the Closing (the “Effective Date”):

1.	Clause 1(b) of the Employment Agreement shall be amended as follows:

The Executive shall serve as liquidator of the Company from and after the date the Parent resolves on the dissolution (Auflösung) of the Company (the date of such resolution, “Dissolution Date”). The Executive's responsibility for the management of the Company shall therefore be replaced by the task of liquidating the Company as efficiently as possible. Until the Dissolution Date, the Executive shall continue to perform his duties as managing director (Chief Executive Officer ) of the Company in accordance with the law.

Also the Executive's activities as liquidator of the Company are based on the Austrian Limited Liability Companies Act (Gesetz über Gesellschaften mit beschränkter Haftung; GmbH-Gesetz), the Company's articles of association, the binding resolutions of the Parent and the Employment Agreement, as amended by this Side Letter. The Executive must fulfill all tasks assigned to him with the diligence of a prudent liquidator. If the Executive breaches his duties, he shall be obliged to compensate the Company for any damages incurred.

Any other provisions of Clause 1 (b) of the Employment Agreement shall continue to apply. The Executive's position as the Chief Executive Officer of Parent shall remain unchanged.

1

2.	The Executive shall receive the benefits provided for in 5a (i) and 5a (iii) of the Employment Agreement. The payment of 50% of these benefits must be made within a maximum of 14 days from the Effective Date, the remaining 50% within 30 days from the Operations Closure Date (as defined below), provided that, if the Executive shall terminate employment for any reason before the Dissolution Date, the remaining 50% shall not be paid. In general, payments to the Executive under this Side Letter will be offset against payments under the employment contract in case of doubt. The provisions of Clause 5a (ii) and (iv) of the Employment Agreement shall not apply.

The following total cash amounts shall be due and payable in line with the foregoing:

EUR 877,437.33 gross (1.5 times of the current annual Base Salary)

EUR 321,727.02 gross (1.5 times of the target annual incentive compensation)

Clause 5a (iii) of the Employment Agreement applies to the stock options and RSUs held by the Executive on the Effective Date. From the Effective Date, the Executive shall no longer acquire any new entitlements or awards to stock options, RSU or other stock-based awards.

With regard to points in time prior to the Effective Date, all of Executive's claims and awards are thereby satisfied and settled. This also means that, except for such number of days of accrued but unused vacation on the Effective Date, all of the Executives' remaining vacation entitlements as of the Effective Date are settled. The Executive is not entitled to a separate settlement payment for any vacation entitlements other than those mentioned above. Any vacation entitlement arising after the Effective Date shall be taken or will be paid out in accordance with the statutory provisions upon termination of the employment relationship.

3.	As a liquidator of the Company, the Executive will continue to receive his current Base Salary (2a of the Employment Agreement). The Base Salary currently amounts to EUR 584,958.22 gross per year and will continue to be paid out in 14 installments on a monthly basis.

4.	All incentive compensation agreements and awards will be replaced by a new bonus agreement (the “Special Dissolution Success Bonus”). If the Operations Closure Date of the Company takes place later than upon expiry 14 months of the Dissolution Date, no Special Dissolution Success Bonus is due. The amount of the Special Dissolution Success Bonus, if any, depends on the time of success and can be found in the following table.

Operations Closure Date	% of Bonus	Payment (EUR 000s)
within 8 months from Dissolution Date	150%	€482.6
within 9 months from Dissolution Date	133⅓%	€429.0
within 10 months from Dissolution Date	116⅔%	€375.3
within 11 months from Dissolution Date	100%	€321.7
within 12 months from Dissolution Date	91⅔%	€294.9
within 13 months from Dissolution Date	83⅓%	€268.1
within 14 months from Dissolution Date	75%	€241.3

2

“Operations Closure Date” shall mean the date on which the Company's business is closed so that all contracts of the Company have been terminated, all remaining assets have been disposed of, all open claims of the Company have been collected and all claims against the Company have been settled, in each case except for the Employment Agreement and any other contracts with or required for the liquidator or any consultants to complete the liquidation until and including deletion of the Company from the Austrian companies register, except for any claims under the Employment Agreement or such other contracts.

5.	If the Dissolution Date shall occur, the Term of the Employment Agreement, as amended by this Side Letter, shall be definite and shall end no later than upon the expiry of 17 months from Dissolution Date (end of day), unless terminated earlier by either party.

From the Dissolution Date, each of the Company and the Executive may terminate the Employment Agreement with two months' notice. Notice of termination can be given to the last day of a month. Any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto to be effective.

If the Company terminates the Employment Agreement on a date (the “Date of Termination”) within 14 months from the Dissolution Date, and there is no good cause for doing so that corresponds to a reason for dismissal within the meaning of § 27 of the Austrian Salaried Employees Act, the Executive is entitled to at least 75 % of the Special Dissolution Success Bonus and the Special Dissolution Success Bonus is due in the amount shown in the table above. Termination by the Company within 14 months from Dissolution Date without good cause is therefore considered equivalent to fulfilling the requirements for the Special Dissolution Success Bonus by the Executive at the respective Date of Termination.

If the Executive terminates the Employment Agreement within 14 months from Dissolution Date without good cause within the meaning of § 26 of the Austrian Salaried Employees Act, no Special Dissolution Success Bonus is due. If there is good cause, the above regulation shall apply mutatis mutandis.

6.	If the Employment Agreement ends due to the fixed Term, the Executive is not bound by the regulation of 6d of the Employment Agreement (Noncompetition and Nonsolicitation). If the Employment Agreement ends earlier and the Executive is entitled to a Special Dissolution Success Bonus, the same applies. In all other cases of termination of the Employment Agreement, the Executive must comply with the regulation of the 6d of the Employment Agreement.

In any case, the regulations 6a, 6b and 6c of the Employment Agreement must be observed by the Executive. The obligations arising from 6a (Confidential Information), 6b (Confidentiality) and 6c (Documents, Records, etc.) remain in force without any time limit.

Until the end of the Employment Agreement, the Executive must fully comply with all statutory, contractual, and ancillary contractual obligations, including those arising from the Austrian Limited Liability Companies Act (GmbH-Gesetz) and the Austrian Salaried Employees Act (Angestelltengesetz).

7.	After the Employment Agreement has ended, for whatever reason, the Executive is still available to the Company on a self-employed basis, insofar as this is necessary or useful for the successful liquidation of the Company. He is entitled to a minimum hourly rate of € 260 plus VAT and reimbursement of expenses. This value is secured from the conclusion of this Side Letter according to the consumer price index of the Republic of Austria (Statistics Austria).

8.	No variation of this Side Letter shall be valid unless it is in writing and signed by or on behalf of each of the parties.

9.	This Side Letter and the Employment Agreement, as amended hereby, are governed by Austrian law.

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Date: May 21, 2025

/s/ Julie O’Neill
HOOKIPA Biotech GmbH
represented by
Julie O’Neill
Chairperson of the Board of
HOOKIPA Pharma Inc.

/s/ Malte Peters
Dr. Malte Peters

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